Exhibit 10.1

                                                                  Execution Copy




================================================================================







                          AGREEMENT AND PLAN OF MERGER

                                      among

                          LEVEL 3 COMMUNICATIONS, INC.,

                             LEVEL 3 SERVICES, LLC,

                             LEVEL 3 COLORADO, INC.



                                       and

                              BROADWING CORPORATION



                          Dated as of October 16, 2006


================================================================================

                                TABLE OF CONTENTS

                                                                                                                Page

ARTICLE I.           THE MERGER...................................................................................2

         Section 1.1.      The Merger.............................................................................2
         Section 1.2.      Subsequent Merger......................................................................2
         Section 1.3.      Closing................................................................................3
         Section 1.4.      Effective Time.........................................................................3
         Section 1.5.      Effects of the Merger..................................................................3
         Section 1.6.      Certificate of Formation...............................................................3
         Section 1.7.      Operating Agreement....................................................................3
         Section 1.8.      Managers; Officers.....................................................................3
         Section 1.9.      Effect on Capital Stock................................................................4
         Section 1.10.     Treatment of Options, Warrants and Other Stock Awards..................................5

ARTICLE II.          EXCHANGE OF CERTIFICATES.....................................................................6

         Section 2.1.      Exchange Fund..........................................................................6
         Section 2.2.      Exchange Procedures....................................................................6
         Section 2.3.      Distributions with Respect to Unexchanged Shares.......................................7
         Section 2.4.      No Further Ownership Rights in Company Common Stock....................................7
         Section 2.5.      No Fractional Shares of Parent Common Stock............................................7
         Section 2.6.      Termination of Exchange Fund...........................................................8
         Section 2.7.      No Liability...........................................................................8
         Section 2.8.      Investment of the Exchange Fund........................................................8
         Section 2.9.      Lost Certificates......................................................................8
         Section 2.10.     Withholding Rights.....................................................................8
         Section 2.11.     Further Assurances.....................................................................9
         Section 2.12.     Stock Transfer Books...................................................................9

ARTICLE III.         REPRESENTATIONS AND WARRANTIES OF THE COMPANY................................................9

         Section 3.1.      Corporate Organization.................................................................9
         Section 3.2.      Qualification to Do Business...........................................................9
         Section 3.3.      No Conflict or Violation..............................................................10
         Section 3.4.      Consents and Approvals................................................................10
         Section 3.5.      Authorization and Validity of Agreement...............................................10
         Section 3.6.      Capitalization and Related Matters....................................................11
         Section 3.7.      Subsidiaries and Equity Investments...................................................12
         Section 3.8.      Company SEC Reports...................................................................13
         Section 3.9.      Absence of Certain Changes or Events..................................................13
         Section 3.10.     Tax Matters...........................................................................15
         Section 3.11.     Absence of Undisclosed Liabilities....................................................16
         Section 3.12.     Company Property......................................................................16


                                      (i)

         Section 3.13.     Assets of the Company and its Subsidiaries............................................17
         Section 3.14.     Intellectual Property.................................................................18
         Section 3.15.     Software..............................................................................19
         Section 3.16.     Licenses and Permits..................................................................19
         Section 3.17.     Compliance with Law...................................................................20
         Section 3.18.     Litigation............................................................................21
         Section 3.19.     Contracts.............................................................................21
         Section 3.20.     Employee Plans........................................................................23
         Section 3.21.     Insurance.............................................................................25
         Section 3.22.     Affiliate Transactions................................................................25
         Section 3.23.     Vendors and Customers.................................................................25
         Section 3.24.     Labor Matters.........................................................................25
         Section 3.25.     Environmental Matters.................................................................26
         Section 3.26.     No Brokers............................................................................27
         Section 3.27.     Network Operations....................................................................27
         Section 3.28.     State Takeover Statutes...............................................................28
         Section 3.29.     Opinions of Financial Advisors........................................................28
         Section 3.30.     Information Supplied..................................................................28
         Section 3.31.     Board Approval........................................................................29
         Section 3.32.     Vote Required.........................................................................29
         Section 3.33.     No Other Representations or Warranties................................................29

ARTICLE IV.          REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB.....................................29

         Section 4.1.      Organization..........................................................................29
         Section 4.2.      Qualification to Do Business..........................................................29
         Section 4.3.      No Conflict or Violation..............................................................29
         Section 4.4.      Consents and Approvals................................................................30
         Section 4.5.      Authorization and Validity of Agreement...............................................30
         Section 4.6.      Capitalization and Related Matters....................................................30
         Section 4.7.      SEC Filings...........................................................................31
         Section 4.8.      No Brokers............................................................................32
         Section 4.9.      Tax Matters...........................................................................32
         Section 4.10.     Compliance with Law...................................................................32
         Section 4.11.     Board Approval........................................................................32
         Section 4.12.     Sufficiency of Funds..................................................................32
         Section 4.13.     No Parent Material Adverse Effect.....................................................32
         Section 4.14.     No Other Representations or Warranties................................................32

ARTICLE V.           COVENANTS OF THE COMPANY....................................................................33

         Section 5.1.      Conduct of Business Before the Closing Date...........................................33
         Section 5.2.      Notice of Breach......................................................................35
         Section 5.3.      Affiliate Letter......................................................................36
         Section 5.4.      Convertible Debentures................................................................36
         Section 5.5.      CIII Merger...........................................................................36


                                      (ii)

         Section 5.6.      Consent Solicitation..................................................................36
         Section 5.7.      Credit Facility.......................................................................37

ARTICLE VI.          COVENANTS OF PARENT AND MERGER SUB..........................................................37

         Section 6.1.      Employee Benefits.....................................................................37
         Section 6.2.      Indemnification Continuation..........................................................39
         Section 6.3.      Notice of Breach......................................................................40

ARTICLE VII.         ADDITIONAL COVENANTS OF THE PARTIES.........................................................40

         Section 7.1.      Preparation of Proxy Statement and Registration Statement; Company Stockholders Meeting40
         Section 7.2.      Access to Information.................................................................41
         Section 7.3.      HSR Act and Regulatory Matters........................................................41
         Section 7.4.      Reorganization........................................................................43
         Section 7.5.      Acquisition Proposals.................................................................43
         Section 7.6.      Stockholder Litigation................................................................46
         Section 7.7.      Maintenance of Insurance..............................................................46
         Section 7.8.      Public Announcements..................................................................46
         Section 7.9.      No Shareholder Rights Plan............................................................46
         Section 7.10.     Stock Exchange Listing................................................................46

ARTICLE VIII.        CONDITIONS PRECEDENT........................................................................47

         Section 8.1.      Conditions to Each Party's Obligation to Effect the Merger............................47
         Section 8.2.      Additional Conditions to Obligations of Parent and Merger Sub.........................47
         Section 8.3.      Additional Conditions to Obligations of the Company...................................48

ARTICLE IX.          TERMINATION.................................................................................49

         Section 9.1.      Termination...........................................................................49
         Section 9.2.      Effect of Termination.................................................................50
         Section 9.3.      Amendment.............................................................................51
         Section 9.4.      Extension; Waiver.....................................................................52

ARTICLE X.           MISCELLANEOUS...............................................................................52

         Section 10.1.     Non-Survival of Representations, Warranties and Agreements............................52
         Section 10.2.     Disclosure Schedules..................................................................52
         Section 10.3.     Successors and Assigns................................................................52
         Section 10.4.     Governing Law; Jurisdiction...........................................................52
         Section 10.5.     Expenses..............................................................................53
         Section 10.6.     Severability; Construction............................................................53
         Section 10.7.     Notices...............................................................................53
         Section 10.8.     Entire Agreement......................................................................54
         Section 10.9.     Parties in Interest...................................................................54
         Section 10.10.    Section and Paragraph Headings........................................................54


                                      (iii)

         Section 10.11.    Counterparts..........................................................................54
         Section 10.12.    Definitions...........................................................................55

                                    EXHIBITS

Exhibit 8.2(c)(1)...................Form of Tax Opinion of Parent's Counsel
Exhibit 8.2(c)(2)...................Form of Representation Letter of Parent
Exhibit 8.2(c)(3)...................Form of Representation Letter of the Company
Exhibit 8.3(c)(1)...................Form of Tax Opinion of the Company's Counsel


                                      (iv)

                          AGREEMENT AND PLAN OF MERGER

                  AGREEMENT AND PLAN OF MERGER, dated as of October 16, 2006 (this "Agreement"), among LEVEL 3 COMMUNICATIONS, INC., a Delaware corporation ("Parent"), LEVEL 3 SERVICES, LLC, a Delaware limited liability company and a direct wholly owned Subsidiary of Parent ("Merger Sub"), LEVEL 3 COLORADO, INC., a Delaware corporation and a direct wholly owned Subsidiary of Parent ("Sister Subsidiary"), and BROADWING CORPORATION, a Delaware corporation (the "Company").


                              W I T N E S S E T H:
                               - - - - - - - - - -

                  WHEREAS, the respective Boards of Directors of Parent and the Company and the Board of Managers of Merger Sub have each approved and declared advisable the merger of the Company with and into Merger Sub (the "Merger"), upon the terms and subject to the conditions set forth in this Agreement, pursuant to which each outstanding share of common stock, par value $0.01 per share, of the Company ("Company Common Stock") issued and outstanding immediately prior to the Effective Time, other than Dissenting Shares, will be converted into the right to receive a combination of cash and shares of common stock, par value $0.01 per share, of Parent ("Parent Common Stock");

                  WHEREAS, as a condition to Parent entering into this Agreement and incurring the obligations set forth herein, concurrently with the execution and delivery of this Agreement, Parent is entering into a Voting Agreement with certain affiliated stockholders of the Company (the "Voting Agreement") pursuant to which, among other things, each of those stockholders has agreed, subject to the terms thereof, to vote all shares of Company Common Stock owned by such stockholder in accordance with the terms of the Voting Agreement;

                  WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the transactions contemplated hereby and also to prescribe various conditions to the transactions contemplated hereby; and

                  WHEREAS, for federal income tax purposes, Parent, Merger Sub and the Company intend that the merger shall qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and the regulations promulgated thereunder ("Treasury Regulations"), and, by approving resolutions authorizing this Agreement, to adopt this Agreement as a plan of reorganization within the meaning of Section 368(a) of the Code and the Treasury Regulations.

                  NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, and intending to be legally bound hereby, the parties hereto agree as follows:

                                   ARTICLE I.

                                   THE MERGER

     Section 1.1. The Merger. Upon the terms and subject to the conditions hereof, at the Effective Time, the Company shall be merged with and into Merger Sub and the separate existence of the Company shall thereupon cease, and Merger Sub, as the surviving entity in the Merger (the "Surviving Company"), shall by virtue of the Merger continue its existence under the laws of the State of Delaware. If the Requisite Consent has not been obtained on or prior to the Conversion Date, the "Merger" shall instead be a merger (upon the terms and subject to the conditions set forth in this Agreement) of Merger Sub with and into the Company at the Effective Time, in which case, the separate existence of Merger Sub shall cease upon the Merger and the Company, as the surviving entity in the Merger, shall continue as the Surviving Company. Such change to the terms of the Merger on the Conversion Date in accordance with the prior sentence shall be referred to as a "Conversion Event." If there is a Conversion Event, Parent shall cause Merger Sub, prior to the Effective Time, to be converted into a corporation pursuant to Section 265 of the DGCL.

     Section 1.2.  Subsequent Merger.

     (a) If there is a Conversion Event, (i) Parent, Merger Sub, Sister Subsidiary and the Company shall, promptly after the Conversion Date, amend this Agreement to include representations, warranties and covenants of Sister Subsidiary which are substantially equivalent to the representations, warranties and covenants of Merger Sub and such other changes to this Agreement as may be reasonably necessary to effect the Merger following the Conversion Event and the Subsequent Merger discussed below and (ii) immediately following the Effective Time and in accordance with the DGCL, Parent shall cause the Surviving Company to merge with and into Sister Subsidiary and the separate corporate existence of the Surviving Company shall thereupon cease (the "Subsequent Merger") and Sister Subsidiary, as the surviving corporation in the Subsequent Merger, shall by virtue of the Subsequent Merger continue its existence under the laws of the State of Delaware. At the effective time of the Subsequent Merger and without any further action on the part of the Surviving Company, Parent, Sister Subsidiary or any holder of any capital stock of the Surviving Company, Parent or Sister Subsidiary, each share of common stock, par value $0.0001 per share, of the Surviving Company issued and outstanding immediately prior to the effective time of the Subsequent Merger shall be converted into one share of common stock, par value $0.0001 per share, of Sister Subsidiary.

     (b) In the event of the Subsequent Merger, references herein to the "Surviving Company" shall refer after the effective time of the Subsequent Merger, to Sister Subsidiary.

     (c) If there is a Conversion Event, this Agreement is intended to constitute a "plan of reorganization" with respect to the Merger and Subsequent Merger, taken together, for United States federal income tax purposes pursuant to which, for such purposes, the Merger and the Subsequent Merger, taken together, are to be treated as a "reorganization" under Section 368(a) of the Code (to which each of Parent, Sister Subsidiary and the Company are to be parties under Section 368(b) of the Code) in which the Company is to be treated as merging directly with and into Sister Subsidiary with the Company Common Stock converted in such merger into the right to receive the consideration provided for hereunder.

     Section 1.3. Closing. Unless this Agreement shall have been terminated pursuant to the provisions of Section 9.1, the closing of the Merger (the "Closing") will take place on the third Business Day after the satisfaction or waiver (subject to applicable law) of the conditions (excluding conditions that, by their terms, cannot be satisfied until the Closing Date, but subject to the satisfaction or, where permitted, waiver of those conditions as of the Closing) set forth in Article VIII, unless another time or date is agreed to in writing by the parties hereto (the date of the Closing, the "Closing Date"). The Closing shall be held at the offices of Willkie Farr & Gallagher LLP, 787 Seventh Avenue, New York, New York 10019, unless another place is agreed to in writing by the parties hereto.

     Section 1.4. Effective Time. Upon the Closing, the parties shall file with the Secretary of State of the State of Delaware a certificate of merger (the "Certificate of Merger"). The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware or at such subsequent time as Parent and the Company shall agree and as shall be specified in the Certificate of Merger (the date and time the Merger becomes effective being the "Effective Time").

     Section 1.5. Effects of the Merger. The Merger shall have the effects set forth in the LLCA or, if there is a Conversion Event, the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers, and franchises of the Company and Merger Sub shall vest in the Surviving Company, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Company.

     Section 1.6.  Certificate of Formation. Unless there is a Conversion
Event, the certificate of formation of Merger Sub shall be the certificate of formation of the Surviving Company after the Effective Time, and thereafter may be amended as provided therein or by law, except that the certificate of formation of the Surviving Company shall be amended to provide that the name of the Surviving Company is "Broadwing LLC." If there is a Conversion Event, the certificate of incorporation of Merger Sub shall be the certificate of incorporation of the Surviving Company after the Effective Time, and thereafter may be amended as provided therein or by law, except that the certificate of incorporation of the Surviving Company shall be amended to provide that the name of the Surviving Company is "Broadwing Corporation."

     Section 1.7. Operating Agreement. Unless there is a Conversion Event, the operating agreement of Merger Sub as in effect at the Effective Time shall be the operating agreement of the Surviving Company, and thereafter may be amended as provided therein or by law. If there is a Conversion Event, the bylaws of Merger Sub as in effect at the Effective Time shall be the bylaws of the Surviving Company, and thereafter may be amended as provided therein or by law.

     Section 1.8. Managers; Officers. Unless there is a Conversion Event, the managers and officers of Merger Sub immediately prior to the Effective Time shall be the managers and officers of the Surviving Company until their respective successors are duly elected and qualified or until their death, resignation or removal in accordance with the LLCA and the certificate of formation and operating agreement of the Surviving Company. If there is a Conversion Event, the directors and officers of Merger Sub immediately prior to the Effective Time shall be the directors and officers of the Surviving Company until their respective successors are duly elected and qualified or until their death, resignation or removal in accordance with the DGCL and the certificate of incorporation and bylaws of the Surviving Company.

     Section 1.9. Effect on Capital Stock. At the Effective Time by virtue of the Merger and without any action on the part of the holder thereof:

     (a) Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than any Dissenting Shares), shall be converted into the right to receive (i) 1.3411 (the "Exchange Ratio") fully paid and nonassessable shares of Parent Common Stock, subject to Section 2.5 with respect to fractional shares (the "Stock Consideration"), and (ii) $8.18 in cash (the "Cash Consideration" and, together with the Stock Consideration, the "Merger Consideration").

     (b) All shares of Company Common Stock (other than shares referred to in Section 1.9(d)) shall cease to be outstanding and shall be canceled and retired and shall cease to exist, and each holder of a certificate which immediately prior to the Effective Time represented any such shares of Company Common Stock (a "Certificate") shall thereafter cease to have any rights with respect to such shares of Company Common Stock, except the right to receive the applicable Merger Consideration and any dividends or other distributions to which holders become entitled all in accordance with Article II upon the surrender of such Certificate.

     (c) Unless there is a Conversion Event, each membership interest of Merger Sub issued and outstanding immediately prior to the Effective Time shall remain issued, outstanding and unchanged as a membership interest of the Surviving Company. If there is a Conversion Event, each share of common stock, par value $0.0001 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one share of common stock, par value $0.0001 per share, of the Surviving Company.

     (d) Notwithstanding anything in this Agreement to the contrary, shares of Company Common Stock that are issued and outstanding immediately prior to the Effective Time and that are owned by stockholders that have properly perfected their rights of appraisal within the meaning of Section 262 of the DGCL (the "Dissenting Shares") shall not be converted into the right to receive the Merger Consideration, unless and until such stockholders shall have failed to perfect any available right of appraisal under applicable law, but, instead, the holders thereof shall be entitled to payment of the appraised value of such Dissenting Shares in accordance with Section 262 of the DGCL. If any such holder shall have failed to perfect or shall have effectively withdrawn or lost such right of appraisal, the shares of Company Common Stock held by such stockholder shall not be deemed Dissenting Shares for purposes of this Agreement and shall thereupon be deemed to have been converted into the Merger Consideration at the Effective Time in accordance with Section 1.9(a). The Company shall give Parent (A) prompt notice of any demands for appraisal filed pursuant to Section 262 of the DGCL received by the Company, withdrawals of such demands and any other instruments served or delivered in connection with such demands pursuant to the DGCL and received by the Company and (B) the opportunity to participate in all negotiations and proceedings with respect to demands made pursuant to Section 262 of the DGCL. The Company shall not, except with the prior written consent of Parent, (x) make any payment with respect to any such demand, (y) offer to settle or settle any such demand or (z) waive any failure to timely deliver a written demand for appraisal or timely take any other action to perfect appraisal rights in accordance with the DGCL.

     (e) If prior to the Effective Time, Parent or the Company, as the case may be, should split, combine or otherwise reclassify the Parent Common Stock or the Company Common Stock, or pay a stock dividend or other stock distribution in Parent Common Stock or Company Common Stock, as applicable, or otherwise change the Parent Common Stock or Company Common Stock into any other securities, or make any other such stock dividend or distribution in capital stock of Parent or the Company in respect of the Parent Common Stock or the Company Common Stock, respectively, then any number or amount contained herein which is based upon the price of the Parent Common Stock or the number of shares of Company Common Stock or Parent Common Stock, as the case may be, will be appropriately adjusted to reflect such split, combination, dividend or other distribution or change.

     Section 1.10.  Treatment of Options, Warrants and Other Stock Awards.

     (a) The Company shall take all actions necessary and appropriate to provide that upon the Effective Time, each outstanding employee, director or consultant stock option to purchase Company Common Stock (collectively, "Company Options") granted under any Company Stock Plan whether or not then exercisable or vested, shall be cancelled and, in exchange therefor, each holder of such Company Option shall receive: (i) an amount in cash in respect thereof, if any, equal to the product of (x) the Cash Percentage, (y) the excess, if any, of the Deemed Value of Merger Consideration over the per share exercise price thereof and (z) the number of shares of Company Common Stock subject to such Company Option (such cash payment to be net of applicable withholding taxes); and (ii) a number of shares of Parent Common Stock in respect thereof, if any, equal to the quotient of (A) the product of (x) the Stock Percentage, (y) the excess, if any, of the Deemed Value of Merger Consideration over the per share exercise price thereof and (z) the number of shares of Company Common Stock subject to such Company Option divided by (B) the Parent Common Stock Price, provided, that any fractional shares that would otherwise be issuable pursuant to this Section 1.10(a) shall be rounded up to the nearest whole number.

     (b) All shares of restricted Company Common Stock granted under the Company Stock Plans (and any other shares of Company Common Stock subject to vesting or future issuance under the Company Stock Plans) (collectively, "Other Stock Awards") outstanding immediately prior to the Effective Time, whether or not then vested, shall be treated in the same manner as all other shares of Company Common Stock outstanding immediately prior to the Effective Time pursuant to
Section 1.9 of this Agreement and all such Other Stock Awards shall be fully vested as of the Effective Time.

     (c) At the Effective Time, each unexercised warrant to purchase shares of Company Common Stock (the "Company Warrants") then outstanding will be assumed by Parent, in accordance with the terms of such Company Warrants. Each such outstanding

Company Warrant so assumed by Parent under this Agreement will continue to have, and be subject to, the same terms and conditions set forth in such Company Warrants immediately prior to the Effective Time, except as modified as a result of the Merger pursuant to the terms of such Company Warrants.

     (d) With respect to the Company's Employee Stock Purchase Plan (the "ESPP"), the Company shall take all actions necessary to (i) cause the current Offering Period (within the meaning of the ESPP) to terminate at the Effective Time (if the Effective Time is earlier than the date the current Offering Period would otherwise terminate); (ii) prevent any further contributions to the current Offering Period after the date hereof, and (iii) refrain from commencing any new Offering Periods under the ESPP thereafter.

     (e) Unless there is a Conversion Event, the Surviving Company shall, upon the Effective Time, succeed to and be substituted for the Company under the Indenture. Following the Effective Time, the Convertible Debentures will thereafter be convertible upon the terms and subject to the conditions set forth in the Indenture after giving effect to the Merger and any notice delivered by the Company pursuant to Section 5.4 of this Agreement.

     (f) The Company and Parent shall take all such steps as may be required to cause the transactions contemplated by this Section 1.10 and any other dispositions of Company equity securities (including derivative securities) or acquisitions of Parent equity securities (including derivative securities) in connection with this Agreement by each individual who (i) is a director or officer of the Company or (ii) at the Effective Time will become a director or officer of Parent to become exempt under Rule 16b-3 promulgated under the Exchange Act.

                               ARTICLE II.

                            EXCHANGE OF CERTIFICATES

     Section 2.1. Exchange Fund. At or prior to the Effective Time, Parent shall deposit with Wells Fargo Bank, N.A. or such other bank or trust company as Parent shall determine and who shall be reasonably satisfactory to the Company (the "Exchange Agent"), in trust for the benefit of holders of shares of Company Common Stock, for exchange in accordance with Section 1.9, (i) certificates representing the number of shares of Parent Common Stock sufficient to deliver, and Parent shall instruct the Exchange Agent to timely deliver, in accordance with the terms of Section 2.2 of this Agreement, the aggregate Stock Consideration, and (ii) immediately available funds equal to the aggregate Cash Consideration and Parent shall instruct the Exchange Agent to timely pay the Cash Consideration subject to and in accordance with the terms of Section 2.2 of this Agreement. Parent agrees to make available to the Exchange Agent from time to time as needed, cash sufficient to pay any dividends and other distributions pursuant to Section 2.3. Any cash and certificates of Parent Common Stock deposited with the Exchange Agent shall hereinafter be referred to as the "Exchange Fund."

     Section 2.2. Exchange Procedures. As promptly as practicable after the Effective Time, the Exchange Agent will send to each record holder of a Certificate other than Certificates in respect of Dissenting Shares, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in a form and have such other provisions as Parent may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. As soon as reasonably practicable after the Effective Time, each holder of a Certificate, upon surrender of a Certificate to the Exchange Agent together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Exchange Agent, shall be entitled to receive in exchange therefor a certificate or certificates representing the number of full shares of Parent Common Stock and the amount of cash (including amounts to be paid pursuant to Section 1.9(a) and in respect of any dividends or other distributions to which holders are entitled pursuant to
Section 2.3, if any), into which the aggregate number of shares of Company Common Stock previously represented by such Certificate shall have been converted pursuant to this Agreement. The Exchange Agent shall accept such Certificates upon compliance with such reasonable terms and conditions as the Exchange Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices. No interest will be paid or will accrue on any cash payable pursuant to Section 1.9(a) or 2.3. In the event of a transfer of ownership of Company Common Stock which is not registered in the transfer records of the Company, one or more shares of Parent Common Stock evidencing, in the aggregate, the proper number of shares of Parent Common Stock, a check in the proper amount of cash pursuant to Section 1.9(a) and any dividends or other distributions to which such holder is entitled pursuant to Section 2.3, may be issued with respect to such Company Common Stock to such a transferee only if the Certificate representing such shares of Company Common Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid.

     Section 2.3. Distributions with Respect to Unexchanged Shares. No dividends or other distributions declared or made with respect to shares of Parent Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Parent Common Stock that such holder would be entitled to receive upon surrender of such Certificate. Subject to the effect of applicable laws, following surrender of any such Certificate, there shall be paid to such holder of shares of Parent Common Stock issuable in exchange therefor, without interest, (a) promptly after the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Parent Common Stock, and (b) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and a payment date subsequent to such surrender payable with respect to such shares of Parent Common Stock.

     Section 2.4. No Further Ownership Rights in Company Common Stock. All shares of Parent Common Stock issued and cash paid upon conversion of shares of Company Common Stock in accordance with the terms of Article I and this Article II (including any cash paid pursuant to Section 2.3) shall be deemed to have been issued or paid in full satisfaction of all rights pertaining to the shares of Company Common Stock.

     Section 2.5. No Fractional Shares of Parent Common Stock. No certificates or scrip representing less than one share of Parent Common Stock shall be issued upon the surrender for exchange of Certificates representing Company Common Stock pursuant to Section

1.9 hereof. Any fractional shares that would otherwise be issuable pursuant to
Section 1.9 hereof shall be rounded up to the nearest whole number.

     Section 2.6. Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the holders of Certificates for six months after the Effective Time shall be delivered to the Surviving Company or otherwise on the instruction of the Surviving Company, and any holders of Certificates who have not theretofore complied with this Article II shall thereafter look only to the Surviving Company and Parent (subject to abandoned property, escheat or other similar laws) for the Merger Consideration with respect to the shares of Company Common Stock formerly represented thereby to which such holders are entitled pursuant to Section 1.9 and any dividends or distributions with respect to shares of Parent Common Stock to which such holders are entitled pursuant to Section 2.3.

     Section 2.7. No Liability. None of Parent, Merger Sub, the Company, the Surviving Company or the Exchange Agent shall be liable to any Person in respect of any Merger Consideration from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

     Section 2.8. Investment of the Exchange Fund. Any funds included in the Exchange Fund may be invested by the Exchange Agent, as directed by Parent; provided that such investments shall be in obligations of or guaranteed by the United States of America and backed by the full faith and credit of the United States of America or in commercial paper obligations rated A-1 or P-1 or better by Moody's Investors Services, Inc. or Standard & Poor's Corporation, respectively. Any interest and other income resulting from such investments shall promptly be paid to Parent.

     Section 2.9. Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Company, the posting by such Person of a bond in such reasonable amount as the Surviving Company may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will deliver in exchange for such lost, stolen or destroyed Certificate the applicable Merger Consideration with respect to the shares of Company Common Stock formerly represented thereby, and any unpaid dividends and distributions on shares of Parent Common Stock deliverable in respect thereof, pursuant to this Agreement.

     Section 2.10.  Withholding Rights. Each of the Surviving Company and
Parent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock and any holder of Company Options such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code and the rules and regulations promulgated thereunder, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by the Surviving Company or Parent, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock in respect of which such deduction and withholding was made by the Surviving Company or Parent, as the case may be.

     Section 2.11. Further Assurances. At and after the Effective Time, the officers and directors of the Surviving Company will be authorized to execute and deliver, in the name and on behalf of the Company or Merger Sub, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Merger Sub, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Company any and all right, title and interest in, to and under any of the rights, properties or assets acquired or to be acquired by the Surviving Company as a result of, or in connection with, the Merger.

     Section 2.12. Stock Transfer Books. At the close of business, New York time, on the day the Effective Time occurs, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers of shares of Company Common Stock thereafter on the records of the Company. From and after the Effective Time, the holders of Certificates shall cease to have any rights with respect to such shares of Company Common Stock formerly represented thereby, except as otherwise provided herein or by law. On or after the Effective Time, any Certificates presented to the Exchange Agent or Parent for any reason shall be converted into the Merger Consideration with respect to the shares of Company Common Stock formerly represented thereby, and any dividends or other distributions to which the holders thereof are entitled pursuant to Section 2.3.

                                  ARTICLE III.

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     Except as disclosed in the Company SEC Reports filed since January 1, 2006 and prior to the date hereof (but excluding matters disclosed in the sections of such reports entitled "Risk Factors" and "Information Regarding Forward-Looking Statements") or on the Company's Disclosure Schedule (provided, that, any item set forth in the Company's Disclosure Schedule with respect to a particular representation or warranty will be deemed to be disclosed with respect to all other applicable representations and warranties to the extent any description of facts regarding the event, item or matter is disclosed in such a way as to make readily apparent from such description or specified in such disclosure that such item is applicable to such other representations or warranties or covenants whether or not such item is so numbered), the Company hereby represents and warrants to Parent and Merger Sub as follows:

     Section 3.1. Corporate Organization. Each of the Company and its Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has all requisite corporate, limited liability company or limited partnership power (as the case may be) to own its properties and assets and to conduct its business as now conducted. Copies of the Company Organizational Documents and the organizational documents of each material Subsidiary of the Company, with all amendments thereto to the date hereof, have been made available to Parent or its representatives, and such copies are accurate and complete as of the date hereof.

     Section 3.2. Qualification to Do Business. Each of the Company and its Subsidiaries is duly qualified to do business as a foreign corporation, limited liability company or partnership (as the case may be) and is in good standing in every jurisdiction in which the character of the properties owned or leased by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so qualified or in good standing would not, individually or in the aggregate, have a Company Material Adverse Effect.

     Section 3.3. No Conflict or Violation. The execution, delivery and performance by the Company of this Agreement does not and will not (i) violate or conflict with any provision of any Company Organizational Document or any of the organizational documents of the Subsidiaries of the Company, (ii) assuming that the Company makes the filings specified in Sections 3.4(i), (ii) and (iii) and obtains the consents, waivers and approvals specified on Schedule 3.4 (and assuming compliance by Parent with Sections 4.3 and 4.4), violate in any material respect any provision of law, or any order, judgment or decree of any Governmental Entity, (iii) except as set forth on Schedule 3.3, violate or result in a breach of or constitute (with due notice or lapse of time or both) a default under any Contract or result in the creation or imposition of any Lien (other than any Permitted Lien) upon any of the assets, properties or rights of either of the Company or any of its Subsidiaries or result in or give to others any rights of cancellation, modification, amendment, acceleration, revocation or suspension of any of the Contracts or obligations thereunder, or Licenses and Permits or (iv) violate or result in a breach of or constitute (with due notice or lapse of time or both) a default under any contract, agreement or instrument to which the Company or any of its Subsidiaries is a party or by which it is bound or to which any of its properties or assets is subject except in each case with respect to clauses (iii) and (iv), for any such violations, breaches or defaults that would not, individually or in the aggregate, have a Company Material Adverse Effect.

     Section 3.4. Consents and Approvals. No consent, waiver, authorization or approval of any Governmental Entity, and no declaration or notice to or filing or registration with any Governmental Entity, is required in connection with the execution and delivery of this Agreement by the Company or the performance by the Company or its Subsidiaries of their obligations hereunder or thereunder, except for: (i) the filing of a certificate of merger with respect to the Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other states in which the Company or any Subsidiary is qualified to do business; (ii) the filing of a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended (the "HSR Act"); (iii) the filing of an application jointly by the parties with the FCC for approval of transfer of control of Company's licenses pursuant to Section 214 of the Communications Act of 1934 as amended by the Telecommunications Act of 1996, and receipt of an order from the FCC approving the transfer; (iv) applicable requirements of the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the "Securities Act") and of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the "Exchange Act") and any applicable state securities laws; (v) the consents, waivers, authorizations or approvals of any Governmental Entity set forth on Schedule 3.4; and (vi) such consents, waivers, authorizations, approvals, declarations, notices, filings or registrations, which if not obtained or made would not have, a Company Material Adverse Effect or prevent or materially delay the consummation of the transactions contemplated by this Agreement.

     Section 3.5. Authorization and Validity of Agreement. The Company has the requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Company and the performance by the Company of its obligations hereunder and the consummation of the transactions contemplated hereby have been duly authorized by the Board of Directors of the Company and all other necessary corporate action on the part of the Company, other than the adoption of this Agreement by the stockholders of the Company, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement and the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Company and, assuming due execution and delivery by Parent and Merger Sub, shall constitute a legal, valid and binding obligation of the Company, enforceable against it in accordance with its terms, subject to (i) the effect of bankruptcy, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting the enforcement of creditors' rights generally, (ii) general equitable principles (whether considered in a proceeding in equity or at law) and (iii) an implied covenant of good faith and fair dealing.

     Section 3.6.  Capitalization and Related Matters.

     (a) As of the date hereof, the authorized capital stock of the Company consists of 1,600,000,000 shares of Company Common Stock and 200,000,000 shares of Company Preferred Stock. As of the date hereof:

          (i) 89,954,431 shares of Company Common Stock are issued and outstanding, and there are no shares of Company Preferred Stock issued or outstanding;

          (ii) 4,807,071 shares of Company Common Stock are reserved for issuance and issuable upon or otherwise deliverable under the Company's Second Amended 1997 Stock Option Plan, 2000 Long Term Incentive Plan and Employee Stock Purchase Plan (collectively, the "Company Stock Plans") in connection with the exercise of outstanding Company Options and the vesting of outstanding Other Stock Awards. Schedule 3.6(a)(ii) sets forth the exercise prices for the Company Options;

          (iii) 13,638,600 shares of Company Common Stock are reserved for issuance and issuable as of the date hereof upon conversion of the Company's 3.125% Convertible Senior Debentures due 2006 (the "Convertible Debentures"); and

          (iv) 3,820,980 shares of Company Common Stock are reserved for issuance and 3,820,980 shares of Company Common Stock are issuable upon exercise of the Company Warrants. Schedule 3.6(a)(iv) sets forth the names of all holders of Company Warrants, the number of shares of Company Common Stock purchasable thereunder and the exercise price(s) therefor.

     (b) The outstanding shares of Company Common Stock (i) have been duly authorized and validly issued and are fully paid and nonassessable and (ii) were issued in compliance with all applicable federal and state securities laws. All grants of Company Options and Other Stock Awards were validly issued and properly approved by the Company's Board of Directors in accordance with all applicable law and no such grants involved any "backdating" or similar practices with respect to the effective date of grant. Except as set forth above in Section 3.6(a), as of the date hereof, no shares of capital stock of the Company are outstanding. Except as set forth above in Section 3.6(a) or as required pursuant to Section 5.5 of this Agreement, the Company does not have outstanding any securities convertible into or exchangeable for any shares of capital stock, including Company Options, any rights to subscribe for or to purchase or any options for the purchase of, or any agreements providing for the issuance (contingent or otherwise) of, or any calls, commitments or known claims of any other character relating to the issuance of, any capital stock, or any stock or securities convertible into or exchangeable for any capital stock; and the Company is not subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire, or to register under the Securities Act, any shares of capital stock. Except as set forth above in Section 3.6(a), the Company does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the stockholders of the Company on any matter. True and complete copies of the Company Warrants have been made available to Parent or its representatives.

     (c) Except as set forth on Schedule 3.6(c), all of the outstanding shares of capital stock, or membership interests or other ownership interests of, each Subsidiary of the Company, as applicable, is validly issued, fully paid and nonassessable and is owned of record and beneficially by the Company, directly or indirectly. The Company has, as of the date hereof and shall have on the Closing Date, valid and marketable title to all of the shares of capital stock of, or membership interests or other ownership interests in, each Subsidiary of the Company, free and clear of any Liens other than Permitted Liens. Such outstanding shares of capital stock of, or membership interests or other ownership interests in, the Subsidiaries of the Company, as applicable, are the sole outstanding securities of such Subsidiaries; the Subsidiaries of the Company do not have outstanding any securities convertible into or exchangeable for any capital stock of, or membership interests or other ownership interests in, such Subsidiaries, any rights to subscribe for or to purchase or any options for the purchase of, or any agreements providing for the issuance (contingent or otherwise) of, or any calls, commitments or claims of any other character relating to the issuance of, any capital stock of, or membership interests or other ownership interests in, such Subsidiaries, or any stock or securities convertible into or exchangeable for any capital stock of, or membership interests or other ownership interests in, such Subsidiaries; and except as required pursuant to Section 5.5 of this Agreement, neither the Company or any of its Subsidiaries is subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire, or to register under the Securities Act, any capital stock of, or membership interests or other ownership interests in, any Subsidiary of the Company. The Company has made available to Parent or its representatives true and correct copies of the organizational documents of C III Communications, LLC ("CIII") and all other agreements between the Company or its Subsidiaries on the one hand and BCSI Inc. ("BCSI") or its Subsidiaries on the other hand, with respect to CIII or BCSI's interest therein. BCSI and its Affiliates hold in the aggregate the interest in CIII set forth on Schedule 3.6(c) and no other Person (other than the Company and its Subsidiaries) owns any equity interest in CIII.

     Section 3.7. Subsidiaries and Equity Investments. Except as set forth on Schedule 3.7, the Company and its Subsidiaries do not directly or indirectly own, or hold any rights to acquire, any capital stock or any other securities, interests or investments in any other Person other than investments that constitute cash, cash equivalents or marketable securities.

     Section 3.8.  Company SEC Reports.

     (a) The Company and its Subsidiaries have filed each report and definitive proxy statement (together with all amendments thereof and supplements thereto) required to be filed by the Company or any of its Subsidiaries pursuant to the Exchange Act with the SEC since January 1, 2004 (as such documents have since the time of their filing been amended or supplemented, the "Company SEC Reports"). As of their respective dates, after giving effect to any amendments or supplements thereto filed prior to the date hereof, the Company SEC Reports
(i) complied as to form in all material respects with the requirements of the Exchange Act, and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

     (b) The audited consolidated financial statements and unaudited interim consolidated financial statements (including, in each case, the notes, if any, thereto) included in the Company SEC Reports complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto and except with respect to unaudited statements as permitted by Form 10-Q of the SEC) and fairly present (subject, in the case of the unaudited interim financial statements included therein, to normal year-end adjustments and the absence of complete footnotes) in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the respective dates thereof and the consolidated results of their operations and cash flows for the respective periods then ended.

     Section 3.9.  Absence of Certain Changes or Events.


     (a) Except as set forth on Schedule 3.9(a), since December 31, 2005, there has not been:

          (i) any Company Material Adverse Effect;

          (ii) any loss, damage, destruction or other casualty to the assets or properties of either of the Company or any of its Subsidiaries (other than any for which insurance awards have been received or guaranteed) that has had, individually or in the aggregate, a Company Material Adverse Effect; or

          (iii) any change in any method of accounting or accounting practice of either of the Company or any of its Subsidiaries except for any such change required by reason of a concurrent change in GAAP or Regulation S-X under the Securities Act.

     (b) Since December 31, 2005, each of the Company and each of its Subsidiaries has operated in the ordinary course of its business and consistent with past practice and, except as set forth on Schedule 3.9(b) or, with respect to actions taken after the date hereof, otherwise as permitted by Section 5.1, has not:

          (i) incurred any material obligation or liability (whether absolute, accrued, contingent or otherwise) in excess of $5,000,000 except in the ordinary course of business and consistent with past practice;

          (ii) failed to discharge or satisfy any material Lien or pay or satisfy any material obligation or liability (whether absolute, accrued, contingent or otherwise) in excess of $5,000,000, other than Permitted Liens and liabilities being contested in good faith and for which adequate reserves have been provided;

          (iii) mortgaged, pledged or subjected to any Lien (other than Permitted Liens) any of its assets, properties or rights other than in connection with letters of credit for amounts less than $500,000 incurred in the ordinary course of business;

          (iv) (A) sold or transferred any of its material assets, including any sale, license or lease of any indefeasible rights of use of capacity or infrastructure ("IRUs"), (B) cancelled any material debts, or (C) settled any material claims or waived any material rights (other than with respect to disputes with customers and vendors in the ordinary course of business);

          (v) disposed of any material patents, trademarks or copyrights or any material patent, trademark or copyright applications;

          (vi) defaulted on any material obligation;

          (vii) entered into any transaction material to its business, except in the ordinary course of business;

          (viii) granted any material increase in the compensation or benefits of its senior executives other than increases in accordance with past practice not exceeding 20% of the senior executive's annual base compensation then in effect or entered into any employment, change of control, retention or severance agreement or arrangement with any of them;

          (ix) contractually committed to make any capital expenditure for any periods after the date hereof or additions to property, plant and equipment used in its operations other than ordinary repairs and maintenance in excess of $25,000,000 in the aggregate;

          (x) laid off any significant number of its employees;

          (xi) discontinued the offering of any material line of business or significant product line;

          (xii) incurred any material obligation or liability for the payment of severance benefits;

          (xiii) declared, paid, or set aside for payment any dividend or other distribution in respect of shares of its capital stock, membership interests or other securities, or redeemed, purchased or otherwise acquired, directly or indirectly, any shares of its capital stock, membership interests or other securities, or agreed to do so; or

          (xiv) entered into any agreement or made any commitment to do any of the foregoing.

     Section 3.10.  Tax Matters. Except as set forth on Schedule 3.10.

     (a) (i) the Company and each of its Subsidiaries have filed when due all material Tax Returns required by applicable law to be filed with respect to the Company and each of its Subsidiaries; (ii) all such Tax Returns were true, correct and complete in all material respects as of the time of such filing;
(iii) all material Taxes owed by the Company and each of its Subsidiaries, if required to have been paid, have been paid (except for Taxes which are being contested in good faith); and (iv) any liability of the Company or any of its Subsidiaries for Taxes not yet due and payable, or which are being contested in good faith, has been provided for on the financial statements of the Company in accordance with GAAP;

     (b) there is no material action, suit, proceeding, investigation, audit or claim now pending with respect to the Company or any of its Subsidiaries in respect of any Tax, nor has any material claim for additional Tax been asserted in writing by any taxing authority;

     (c) since January 1, 2000, no claim has been made in writing by any taxing authority in a jurisdiction where the Company or any of its Subsidiaries has not filed a Tax Return that it is or may be subject to Tax by such jurisdiction;

     (d) (i) there is no outstanding request for any extension of time for the Company or any of its Subsidiaries to pay any Taxes or file any Tax Returns;
(ii) there has been no waiver or extension of any applicable statute of limitations for the assessment or collection of any Taxes of the Company or any of its Subsidiaries that is currently in force; (iii) the federal statute of limitations for tax years of the Company and its Subsidiaries has closed for all years ending prior to December 31, 2002; and (iv) neither the Company nor any of its Subsidiaries is a party to or bound by any agreement, whether written or unwritten, providing for the payment of Taxes, payment for Tax losses, entitlements to refunds or similar Tax matters;

     (e) the Company and each of its Subsidiaries have withheld and paid all material Taxes required to be withheld in connection with any amounts paid or owing to any employee, creditor, independent contractor or other third party;

     (f) the Company has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code;

     (g) neither the Company nor any of its Subsidiaries has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or
Section 361 of the Code;

     (h) there is no Lien, other than a Permitted Lien, affecting any of the assets, properties or rights of the Company and its Subsidiaries that arose in connection with any failure or alleged failure to pay any Tax;

     (i) neither the Company nor any of its Subsidiaries (i) has been a member of an affiliated group (within the meaning of Code ss. 1504(a)) filing a consolidated federal income Tax Return (other than a group the common parent of which is the Company) or (ii) has any liability for the Taxes of any Person (other than any of the Company and its Subsidiaries) under Treasury Regulations ss. 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise;

     (j) the Company and its Subsidiaries have neither (i) made, changed or revoked, or permitted to be made, changed or revoked, any material election or method of accounting with respect to Taxes affecting or relating to the Company and its Subsidiaries, nor (ii) entered into, or permitted to be entered into, any closing or other agreement or settlement with respect to Taxes affecting or relating to the Company and its Subsidiaries;

     (k) neither the Company nor any of its Subsidiaries has taken or agreed to take any action, or is aware of any fact or circumstance, that would prevent the Merger, or, if there is a Conversion Event, the Merger and the Subsequent Merger, taken together, from qualifying as a reorganization within the meaning of Section 368(a) of the Code; and

     (l) neither the Company nor any of its Subsidiaries has a permanent establishment in a foreign jurisdiction.

     Section 3.11. Absence of Undisclosed Liabilities. Except as set forth on Schedule 3.11(a), there are no material liabilities or obligations of the Company or any Subsidiary thereof of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, and there is no existing condition, situation or set of circumstances that could be reasonably expected to result in such a liability or obligation, other than (A) liabilities or obligations disclosed and provided for in the consolidated balance sheet of the Company as of June 30, 2006 included in the Company SEC Reports filed prior to the date hereof or referred to in the notes thereto, (B) liabilities or obligations incurred in the ordinary course of business consistent with past practice since June 30, 2006 or (C) liabilities or obligations under this Agreement.

     Section 3.12.  Company Property.

     (a) Schedule 3.12(a) contains a true and complete description of all material real property owned by the Company and its Subsidiaries (the "Owned Real Property") as of the date hereof. The Company has made available at its premises to Parent copies of any title insurance policies (together with copies of any documents of recorded listed as exceptions to title on such policies) currently insuring each Owned Real Property and copies of the most recent surveys of the same. The Company and its Subsidiaries have good and valid title to all of the Owned Real Property free and clear of Liens other than Permitted Liens.

     (b) Schedule 3.12(b) sets forth a list of all real property leases, licenses, permits, subleases and occupancy agreements, together with all material amendments thereto, in which either of the Company or its Subsidiaries has a leasehold interest or similar occupancy rights, whether as lessor or lessee, and (i) are material to the operation of the Company and its Subsidiaries, taken as a whole, or (ii) involve payments of base rent by the Company or its Subsidiaries in excess of $500,000 per year (each, a "Lease" and collectively, the "Leases"; the property covered by Leases under which either of the Company or its Subsidiaries is a lessee is referred to herein as the "Leased Real Property"; the Leased Real Property, together with the Owned Real Property, collectively being the "Company Property"). The Company or its Subsidiaries enjoys peaceful and undisturbed possession of, the Leased Real Property pursuant to the Leases. No option has been exercised under any of such Leases, except options whose exercise has been evidenced by a written document, a true, complete and accurate copy of which has made available to Parent with the corresponding Lease.

     (c) Since June 30, 2006, no Lease has been modified or amended in writing in any way materially adverse to the business of the Company and its Subsidiaries except as set forth on Schedule 3.12(c) and no party to any Lease has given either of the Company or its Subsidiaries written notice of or, to the Knowledge of the Company, made a claim with respect to any breach or default.

     (d) Except as set forth on Schedule 3.12(d) and other than with respect to IRUs, co-location, cross-connection, interconnection, entrance facilities, gateways, racks, routers or other rights incidental to the provision of services established in the ordinary course of business, none of the Company Property is subject to any option, lease, sublease, license or other agreement that involves payments of base rent by the Company or its Subsidiaries in excess of $500,000 per year granting to any Person or entity any right to the use, occupancy or enjoyment of such property or any portion thereof or to obtain title to all or any portion of such property.

     (e) All material improvements, systems and fixtures on the Company Property owned by the Company are in good operating condition and repair and generally are adequate and suitable in all material respects for the present and continued use, operation and maintenance thereof as now used, operated or maintained ordinary wear and tear excepted. All improvements on the Company Property constructed by or on behalf of the Company or any Subsidiary were constructed, to the Knowledge of the Company, in compliance in all material respects with applicable laws, ordinances and regulations affecting such Company Property.

     Section 3.13.  Assets of the Company and its Subsidiaries.

     (a) The assets, properties and rights of each of the Company and its Subsidiaries constitute all of the assets, properties and rights which are used in the operation their business as currently conducted. Except as set forth on
Schedule 3.13(a) or as a result of any divestitures after the date hereof as permitted by Section 5.1, there are no material assets, properties, rights or interests of any kind or nature that either of the Company or any of its Subsidiaries has been using, holding or operating in their business prior to the Closing that will not be used, held or owned by each of the Company or its Subsidiaries immediately following the Closing.

     (b) The material assets, properties and rights of the Company and its Subsidiaries are free and clear of any Liens other than Permitted Liens.

     Section 3.14.  Intellectual Property.

     (a) The Company and its Subsidiaries own all right, title and interest in and to, or have licenses (which licenses are, to the Knowledge of the Company, valid and enforceable except to the extent that enforceability may be limited by applicable bankruptcy, reorganization, insolvency, moratorium or other laws affecting the enforcement of creditors' rights generally and by general principles of equity, regardless of whether such enforceability is considered in a proceeding at law or in equity) to use, all the Intellectual Property, and such Intellectual Property represents all intellectual property rights necessary for the conduct of their business as and where conducted on the date hereof and on the Closing. The Company and its Subsidiaries are in compliance in all material respects with all licenses relating to the protection of such of the Intellectual Property as it uses pursuant to license or other agreement. To the Knowledge of the Company, there are no conflicts with or infringements of any Intellectual Property by any third party. To the Knowledge of the Company, the conduct of the business of the Company and its Subsidiaries does not conflict with, violate, misappropriate, misuse or infringe any proprietary or intellectual property right of any third party. There is no claim, suit, action or proceeding pending or, to the Knowledge of the Company, threatened against the Company or its Subsidiaries: (i) alleging any such conflict, violation, misappropriation, misuse or infringement with any third party's proprietary or intellectual property rights; or (ii) challenging the Company's or its Subsidiaries' ownership or use of, or the validity or enforceability of any Intellectual Property.

     (b) Schedule 3.14(b)(i) sets forth a complete and current list of all registrations, certificates, applications, filings or other document issued by, filed with, or recorded by, any Governmental Entity pertaining to the Intellectual Property ("Registered Intellectual Property") as of the date hereof and the owner of record, date of application or issuance, and relevant jurisdiction as to each. All Registered Intellectual Property is owned by the Company and/or its Subsidiaries, free and clear of all Liens other than Permitted Liens. All Registered Intellectual Property is valid, subsisting and unexpired, and all renewal fees and other maintenance fees that have fallen due on or prior to the Closing have been paid. The consummation of the transactions contemplated by this Agreement will not alter or impair in any material respect any Intellectual Property.

     (c) Schedule 3.14(c)(i) sets forth a complete list of all license agreements pertaining to Intellectual Property material to the conduct of the Company's business as of the date hereof, except for agreements pertaining to commercially available, off-the-shelf software. Except as set forth on Schedule 3.14(c)(ii), the Company and its Subsidiaries are in compliance in all material respects with all agreements pertaining to the Intellectual Property and are not under any obligation to pay royalties or other payments in connection with any agreement, nor restricted from assigning its rights respecting Intellectual Property, such rights including the right to sue and obtain damages for past and future infringements thereof, nor will the Company or its Subsidiaries otherwise be, as a result of the execution and delivery of this Agreement or the performance of its obligations under this Agreement, in breach of any agreement relating to the Intellectual Property. Neither the Company nor its Subsidiaries is in material default of any such agreement.

     (d) Except as set forth on Schedule 3.14(d)(i), neither the Company nor any of its Subsidiaries has made any claim of a violation, infringement, misuse or misappropriation by any third party (including any employee or former employee of the Company or its Subsidiaries) of its rights to, or in connection with, any Intellectual Property, which claim is pending. Neither the Company nor any of its Subsidiaries has entered into any agreement to indemnify any other Person against any charge of infringement of any Intellectual Property, other than indemnification provisions contained in employment policies and agreements, customer agreements, purchase orders or license agreements arising in the ordinary course of business.

     Section 3.15.  Software.

     (a) To the Knowledge of the Company, none of the operating and applications computer software programs and databases used by the Company and its Subsidiaries that are material to the conduct of their business (collectively, the "Software"), nor any use thereof, conflicts with, infringes upon or violates any intellectual property or other proprietary right of any other Person and, no claim, suit, action or other proceeding with respect to any such infringement or violation is pending, or to the Knowledge of the Company, threatened.

     (b) The Company and its Subsidiaries have not purchased any material amount of telecommunications equipment for which a software license and right to use the embedded software in such equipment have not been obtained, nor is the Company or its Subsidiaries subject to any written claim for failing to procure such a license and right to use.

     Section 3.16.  Licenses and Permits.

     (a) The Company and its Subsidiaries own or possess all right, title and interest in and to each of their respective material licenses, permits, franchises, registrations, authorizations and approvals issued or granted to any of the Company or its Subsidiaries by any Governmental Entity (the "Licenses and Permits") and has taken all necessary action to maintain such Licenses and Permits. Each License and Permit has been duly obtained, is valid and in full force and effect, and is not subject to any pending or, to the Knowledge of the Company, threatened administrative or judicial proceeding to revoke, cancel, suspend or declare such License and Permit invalid in any respect. The Licenses and Permits are sufficient and adequate in all material respects to permit the continued lawful conduct of the business of the Company and its Subsidiaries, and none of the operations of the Company or its Subsidiaries are being conducted in a manner that violates in any material respects any of the terms or conditions under which any License and Permit was granted.

     (b) The operations of the Company and its Subsidiaries are in compliance in all material respects with the terms and conditions of the Communications Act of 1934, as amended, applicable state law and the published rules, regulations, and policies promulgated by any Governmental Entity, and neither the Company nor its Subsidiaries has done anything or failed to do anything which reasonably could be expected to cause the loss of any of the Licenses and Permits.

     (c) Other than those listed on Schedule 3.16, no petition, action, investigation, notice of violation or apparent liability, notice of forfeiture, order to show cause, complaint, or proceeding seeking to revoke, reconsider the grant of, cancel, suspend, or modify any of the Licenses and Permits of the Company or its Subsidiaries is pending or, to the Knowledge of the Company, threatened before any Governmental Entity. No notices have been received by and, no claims have been filed against the Company or its Subsidiaries alleging a failure to hold any requisite permits, regulatory approvals, licenses or other authorization.

     Section 3.17.  Compliance with Law.

     (a) Except as set forth on Schedule 3.17, the operations of the business of the Company and its Subsidiaries have been conducted in accordance in all material respects with all material laws, regulations, orders and other requirements of all Governmental Entities having jurisdiction over such entity and its assets, properties and operations. Except as set forth on Schedule 3.17, since January 1, 2004, none of the Company or its Subsidiaries has received written notice of any material violation (or any investigation with respect thereto) of any such law, regulation, order or other legal requirement, and none of the Company or its Subsidiaries is in default with respect to any order, writ, judgment, award, injunction or decree of any national, state or local court or governmental or regulatory authority or arbitrator, domestic or foreign, applicable to any of its assets, properties or operations.

     (b) The Company and each of its officers are in compliance in all material respects with (i) the applicable provisions of the Sarbanes-Oxley Act of 2002 and the related rules and regulations promulgated under such act or the Exchange Act (the "Sarbanes-Oxley Act") and (ii) the applicable listing and corporate governance rules and regulations of the Nasdaq Global Market System. The Company has previously disclosed to Parent the information required to be disclosed by the Company and certain of its officers to the Company's Board of Directors or any committee thereof pursuant to the certification requirements contained in Form 10-K and Form 10-Q under the Exchange Act. Except as permitted by the Exchange Act, including, without limitation, Sections 13(k)(2) and (3), since the enactment of the Sarbanes-Oxley Act, neither the Company nor any of its Affiliates has made, arranged or modified (in any material way) personal loans to any executive officer or director of the Company.

     (c) The management of the Company has (i) implemented (x) disclosure controls and procedures to ensure that material information relating to the Company, including its consolidated Subsidiaries, is made known to the management of the Company by others within those entities and (y) a system of internal control over financial reporting sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, and (ii) has disclosed, based on its most recent evaluation prior to the date hereof, to the Company's auditors and the audit committee of the Company's Board of Directors (A) any significant deficiencies in the design or operation of internal controls which could adversely affect the Company's ability to record, process, summarize and report financial data and have identified for the Company's auditors any material weaknesses in internal controls and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company's internal controls. The Company has made available to Parent a summary of any such disclosure made by management to the Company's auditors and audit committee.

     Section 3.18. Litigation. Except as set forth on Schedule 3.18, there are no material claims, actions, suits, proceedings, subpoenas or, to the Knowledge of the Company, investigations (each, an "Action") pending or, to the Knowledge of the Company, threatened, before any Governmental Entity, or before any arbitrator of any nature, brought by or against any of the Company or its Subsidiaries or any of their officers or directors involving or relating to the Company or its Subsidiaries, the assets, properties or rights of any of the Company and its Subsidiaries or the transactions contemplated by this Agreement. There is no material judgment, decree, injunction, rule or order of any Governmental Entity or before any arbitrator of any nature outstanding, or to the Knowledge of the Company, threatened, against either of the Company or its Subsidiaries.

     Section 3.19.  Contracts.

     (a) Schedule 3.19(a) sets forth a complete and correct list of all Contracts as of the date hereof.

     (b) Each Contract is valid, binding and enforceable (in accordance with its terms) against the Company or its Subsidiaries and, to the Knowledge of the Company, against the other parties thereto in accordance with its terms, and in full force and effect except to the extent that enforceability may be limited by applicable bankruptcy, reorganization, insolvency, moratorium or other laws affecting the enforcement of creditors' rights generally and by general principles of equity, regardless of whether such enforceability is considered in a proceeding at law or in equity. Each of the Company and its Subsidiaries has performed all material obligations required to be performed by it to date under, and is not in material default or delinquent in performance, status or any other respect (claimed or actual) in connection with, any Contract. To the Knowledge of the Company, no other party to any Contract is in material default in respect thereof, and no event has occurred which, with due notice or lapse of time or both, would constitute such a default. The Company has made available to Parent or its representatives true and complete originals or copies of all the Contracts.

     (c) A "Contract" means any agreement, contract or commitment, oral or written, to which either of the Company or any of its Subsidiaries is a party or by which it or any of its assets are bound constituting:

          (i) A contract or agreement (A) with one of the top (i) 20 carrier customers, (ii) 20 enterprise customers, or (iii) 10 "dark fiber" customers, in each case by revenue derived by the Company and its Subsidiaries (taken together), for the eight (8) months ended August 31, 2006, pursuant to which the Company or any of its Subsidiaries has sold goods and/or services or (B) with any customer that contains "most-favored nation" or non-compete clauses, pursuant to which the Company or any of its Subsidiaries has sold goods and/or services (the Contracts set forth in subsection (A) and (B) collectively, the "Customer Contracts");

          (ii) a contract or agreement with one of the top (A) 20 "right-of-way" vendors, (B) 10 "dark fiber" vendors, (C) 10 off-net services vendors, (D) five network equipment vendors and (E) five software maintenance vendors, in each case, by dollar amount paid to such vendors by the Company and its Subsidiaries (taken together), for the eight (8) months ended August 31, 2006 (the "Vendor Contracts");

          (iii) a settlement-free peering agreement of the Company and its Subsidiaries;

          (iv) a mortgage, indenture, security agreement, guaranty, pledge or other agreement or instrument relating to the borrowing of money or extension of credit (other than accounts receivable or accounts payable in the ordinary course of business and consistent with past practice);

          (v) an employment, change of control, retention or severance agreement;

          (vi) a joint venture, partnership or limited liability company agreement with third parties, other than sharing agreements with respect to non-material assets;

          (vii) a non-competition agreement or any other agreement or obligation which purports to limit in any material respect (i) the manner in which, or the localities in which, the business of the Company or its Subsidiaries may be conducted or (ii) the ability of either of the Company or its Subsidiaries to provide any type of service presently conducted by the Company or its Subsidiaries;

          (viii) an agreement containing any exclusivity clause, most-favored-nations clause in favor of a customer or vendor, or a Customer Contract containing any benchmarking clause or marked-to-market pricing provision;

          (ix) a Lease;

          (x) an agreement limiting or restricting the ability of either of the Company or its Subsidiaries to make distributions or declare or pay dividends in respect of its capital stock or membership interests, as the case may be;

          (xi) an agreement with a vendor requiring capital expenditures in excess of $2,000,000 after the date hereof;

          (xii) an agreement in effect or offer pending to acquire all or a substantial portion of the capital stock or business of any other Person; or

          (xiii) any other material agreement not in the ordinary course of the business of the Company and its Subsidiaries.

     (d) To the Knowledge of the Company, all of the settlement-free peering arrangements or agreements of the Company and its Subsidiaries are terminable by the Company or its Subsidiaries on 90 days' prior notice without liability or obligation to the Company or its Subsidiaries.

     Section 3.20.  Employee Plans.

     (a) Schedule 3.20(a) sets forth: (i) all "employee benefit plans", as defined in Section 3(3) of ERISA, and all other material employee benefit programs, policies, arrangements or payroll practices, including, without limitation, any such programs, policies, arrangements or payroll practices providing severance pay, sick leave, vacation pay, salary continuation for disability, retirement benefits, deferred compensation, bonus pay, incentive pay, stock options, hospitalization insurance, medical insurance, life insurance, cafeteria benefits, dependent care reimbursements, prepaid legal benefits, scholarships or tuition reimbursements, maintained by the Company or any of its Subsidiaries or to which the Company or any of its Subsidiaries is obligated to contribute thereunder for current or former employees the Company and its Subsidiaries (the "Employee Benefit Plans"), and (ii) all "employee pension plans", as defined in Section 3(2) of ERISA, maintained or sponsored by the Company or any trade or business (whether or not incorporated) which is under control or treated as a single employer with the Company under Section 414(b), (c), (m), or (o) of the Code (an "ERISA Affiliate") or to which the Company or any ERISA Affiliate has contributed or has been obligated to contribute thereunder (the "Pension Plans").

     (b) True, correct and complete copies of the following documents, with respect to each of the Employee Benefit Plans and Pension Plans, have been made available, or promptly following the date hereof but in any event prior to the Closing Date, will be made available, to Parent, to the extent applicable: (i) all plans and related trust documents, and amendments thereto; (ii) Forms 5500 filed for the three most recent plan years; (iii) the most recent IRS determination letter; (iv) the most recent summary plan descriptions, annual reports and material modifications; (v) the most recent actuarial report, if any; and (vi) written descriptions of all non-written agreements relating to the Employee Benefit Plans.

     (c) None of the Employee Benefit Plans or Pension Plans is a multiemployer plan, as defined in Section 3(37) of ERISA ("Multiemployer Plan") or subject to Title IV of ERISA or Section 412 of the Code.

     (d) Each Pension Plan that is intended to qualify under Section 401 of the Code and the trust maintained pursuant thereto is exempt from federal income taxation under Section 501 of the Code, and to the Knowledge of the Company, nothing has occurred with respect to the operation of any such Pension Plan that would reasonably be expected to cause the loss of such qualification or exemption or the imposition of any material liability, penalty or tax under ERISA or the Code.

     (e) All contributions (including all employer contributions and employee salary reduction contributions) and all premiums required to have been paid under any of the Employee Benefit Plans or Pension Plans or by law (without regard to any waivers granted under Section 412 of the Code) to any funds or trusts established thereunder or in connection therewith have been made by the due date thereof (including any valid extension).

     (f) To the Knowledge of the Company, there has been no material violation of ERISA or the Code with respect to the filing of applicable reports, documents and notices regarding the Employee Benefit Plans with the Secretary of Labor or the Secretary of the

Treasury or the furnishing of required reports, documents or notices to the participants or beneficiaries of the Employee Benefit Plans.

     (g) Except as set forth on Schedule 3.20(g), there are no pending actions, claims or lawsuits which have been asserted or instituted against the Employee Benefit Plans, the assets of any of the trusts under such plans or the plan sponsor or the plan administrator, or against any fiduciary of the Employee Benefit Plans with respect to the operation or administration of such plans or the investment of plan assets (other than routine benefit claims), nor does the Company have Knowledge of facts which could form the basis for any such claim or lawsuit. No Employee Benefit Plan has been the subject of an audit, investigation or examination by any Governmental Entity to the Knowledge of the Company.

     (h) The Employee Benefit Plans have been maintained, in all material respects, in accordance with their terms and with all provisions of ERISA and the Code (including rules and regulations thereunder) and other applicable federal and state laws and regulations. None of the Company, its Subsidiaries, or, to the Knowledge of the Company, any "party in interest" or "disqualified person" with respect to the Employee Benefit Plans has engaged in a non-exempt "prohibited transaction" within the meaning of Section 406 of ERISA or 4975 of the Code pursuant to which the tax or penalty could be material. Except as set forth on Schedule 3.20(h), no stock or other security issued by the Company or any Affiliate forms or has formed a part of the assets of any Employee Benefit Plan.

     (i) Except as set forth on Schedule 3.20(i), none of the Employee Benefit Plans provide retiree life or retiree health benefits except as may be required under COBRA or any similar state or local law.

     (j) Except as set forth on Schedule 3.20(j) or as required pursuant to this Agreement, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will, either alone or together with the occurrence of subsequent events (i) increase any benefits otherwise payable under any Employee Benefit Plan; (ii) result in the acceleration of the time of payment or vesting of any benefits under any Employee Benefit Plan or Contract to any current or former employee; or (iii) fail to be deductible by reason of Section 280G of the Code.

     (k) Except as set forth on Schedule 3.20(k), no Contract, Employee Benefit Plan, warrant or other compensatory or equity-based arrangement with any employee, officer or director of the Company contains any provision requiring the Company to pay on behalf of, or otherwise reimburse, any such individual for any income or excise taxes due by such individual upon payment of any benefits by the Company, other than any such obligations as required by applicable laws or regulations and payment and reimbursement of income taxes related to the payment of moving expenses in the ordinary course of business.

     (l) As of September 30, 2006, the Company had accrued an aggregate liability with respect to its obligations under the 2006 Bonus Plan as set forth on Schedule 3.20(l).

     Section 3.21. Insurance. All material policies of title, liability, fire, casualty, business interruption, workers' compensation and other forms of insurance and bonds insuring each of the Company and its Subsidiaries and their assets, properties and operations are in full force and effect. None of the Company or its Subsidiaries is in material default under any provisions of any such policy of insurance nor has any of the Company or its Subsidiaries received notice of cancellation of or cancelled any such insurance. For all material claims made under such policies, the Company and its Subsidiaries have timely complied with any applicable notice provisions.

     Section 3.22. Affiliate Transactions. Except as set forth in the Company SEC Reports filed prior to the date hereof or as set forth on Schedule 3.22, there are no transactions, agreements, arrangements or understandings between the Company or any of its Subsidiaries, on the one hand, and any director or executive officer of the Company, on the other hand, that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act other than ordinary course of business employment agreements and similar employee arrangements otherwise set forth on Schedule 3.24 to the extent required to be set forth therein (or any such ordinary course employment agreements and similar arrangements not required to be set forth on Schedule
3.24 by the limitations contained in the representation and warranty set forth in Section 3.24 of this Agreement).

     Section 3.23.  Vendors and Customers.

     (a) Schedule 3.23(a) sets forth a list of the vendors that are parties to the Vendor Contracts. No such vendor has expressed in writing or, to the Knowledge of the Company, verbally to the Company or any of its Subsidiaries its intention to cancel or otherwise terminate or materially reduce or modify its relationship with the Company or any of its Subsidiaries.

     (b) Schedule 3.23(b) sets forth a list of the customers that are parties to the Customer Contracts. No customer under any such Customer Contract has expressed in writing or, to the Knowledge of the Company, verbally to the Company or any of its Subsidiaries its intention to cancel or otherwise terminate or materially reduce or modify its relationship with the Company or any of its Subsidiaries.

     Section 3.24.  Labor Matters.

     (a) Except as set forth on Schedule 3.24(a): (i) neither the Company nor any of its Subsidiaries is a party to any outstanding employment agreements or contracts with officers, managers or employees of either of the Company or its Subsidiaries that are not terminable at will; (ii) neither the Company nor any of its Subsidiaries is a party to any agreement, policy or practice that requires it to pay termination, change of control or severance pay to salaried, non-exempt or hourly employees of such company (other than as required by law); and (iii) neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement or other labor union contract applicable to its employees nor does the Company have Knowledge of any activities or proceedings of any labor union to organize any such employees.

     (b) Except as set forth on Schedule 3.24(b): (i) each of the Company and its Subsidiaries is in compliance in all material respects with all applicable laws relating to employment and employment practices, the classification of employees, wages, hours, collective bargaining, unlawful discrimination, civil rights, safety and health, workers' compensation and terms and conditions of employment; (ii) there are no material charges with respect to or relating to either of the Company or its Subsidiaries pending or, to the Knowledge of the Company, threatened before the Equal Employment Opportunity Commission or any state, local or foreign agency responsible for the prevention of unlawful employment practices; and (iii) neither the Company nor any of its Subsidiaries has received any written notice from any national, state, local or foreign agency responsible for the enforcement of labor or employment laws of an intention to conduct a material investigation of either of the Company or its Subsidiaries and no such investigation is in progress.

     (c) Since December 31, 2004, except as set forth on Schedule 3.24(c), there has been no "mass layoff" or "plant closing" as defined by the Worker Adjustment and Retraining Notification Act or any similar state or local "plant closing" law ("WARN") with respect to the current or former employees of the Company or its Subsidiaries.

     (d) Except as set forth on Schedule 3.24(d), neither the Company nor any of its Subsidiaries has adopted any severance plan or severance obligation with respect to its employees.


     Section 3.25.  Environmental Matters.

     (a) Except as would not have a Company Material Adverse Effect, each of the Company and its Subsidiaries is, and has been, prior to that date was, in compliance with all applicable laws, regulations, common law and other requirements of governmental or regulatory authorities relating to pollution, to the protection of the environment or to natural resources ("Environmental Laws"). Except as would not have a Company Material Adverse Effect, each of the Company and its Subsidiaries has in effect all licenses, permits and other authorizations required under all Environmental Laws and is in compliance with all such licenses, permits and authorizations.

     (b) Except as would not have a Company Material Adverse Effect, the Company and its Subsidiaries have not received any notice of violation or potential liability under any Environmental Laws from any Person or any Governmental Entity inquiry, request for information, or demand letter under any Environmental Law relating to operations or properties of the Company or its Subsidiaries which would be reasonably expected to result in the Company or any of its Subsidiaries incurring liability under Environmental Laws. Except as would not have a Company Material Adverse Effect, none of the Company or its Subsidiaries is subject to any orders arising under Environmental Laws nor are there any administrative, civil or criminal actions, suits, proceedings or investigations pending or, to the Knowledge of the Company, threatened, against the Company or its Subsidiaries under any Environmental Law which would reasonably be expected to result in the Company or any of its Subsidiaries incurring liability under Environmental Laws. Except as would not have a Company Material Adverse Effect, none of the Company or its Subsidiaries has entered into any agreement pursuant to which the Company or its Subsidiaries has assumed or will assume any liability under

Environmental Laws, including without limitation, any obligation for costs of remediation, of any other Person.

     (c) Except as would not have a Company Material Adverse Effect, to the Knowledge of the Company, there has been no release or threatened release of a hazardous substance, hazardous waste, contaminant, pollutant, toxic substance or petroleum and its fractions, the presence of which requires investigation or remediation under any applicable Environmental Law ("Hazardous Material"), on, at or beneath any of the Company Property or other properties currently or previously owned or operated by the Company or its Subsidiaries or any surface waters or groundwaters thereon or thereunder which requires any disclosure, investigation, cleanup, remediation, monitoring, abatement, deed or use restriction by the Company, or which would be expected to give rise to any other liability or damages to the Company or its Subsidiaries under any Environmental Laws.

     (d) Except as would not have a Company Material Adverse Effect, none of the Company or its Subsidiaries has arranged for the disposal of any Hazardous Material, or transported any Hazardous Material, in a manner that has given, or reasonably would be expected to give, rise to any liability for any damages or costs of remediation.

     (e) The Company has made available to Parent copies of all environmental studies, investigations, reports or assessments concerning the Company, its Subsidiaries, the Company Property and any owned real property currently or previously owned or operated by the Company or its Subsidiaries.

     Section 3.26. No Brokers. No broker, finder or similar intermediary has acted for or on behalf of, or is entitled to any broker's, finder's or similar fee or other commission from the Company or its Subsidiaries in connection with this Agreement or the transactions contemplated hereby other than Thomas Weisel Partners LLC ("TWP"). The Company has heretofore furnished to Parent a complete and correct copy of all agreements between the Company and TWP pursuant to which TWP would be entitled to any payment relating to the transactions contemplated hereby.

     Section 3.27.  Network Operations.

     (a) Except as set forth on Schedule 3.27(a), the network of the Company and its Subsidiaries, taken as a whole, is in good working condition and is without any material defects for purposes of operating the business of the Company and its Subsidiaries as operated by the Company and its Subsidiaries.

     (b) Except as set forth on Schedule 3.27(b), the Company and its Subsidiaries have indefeasible rights to use (or lease) approximately 1,016 route-miles and approximately 19,014 fiber-miles of fiber in each of the metropolitan areas set forth on Schedule 3.27(b).

     (c) The Company and its Subsidiaries have good and valid title to approximately 9,389 route-miles and approximately 693,902 fiber-miles of fiber between the city pairs set forth on Schedule 3.27(c), and have indefeasible rights to use approximately 11,830 route-miles and approximately 720,677 fiber-miles of fiber between the city pairs set forth on Schedule 3.27(c) (including the names of the respective fiber vendors).

     (d) The Company and its Subsidiaries have good and valid title to the switches listed on Schedule 3.27(d) and each such switch is in good operating condition and repair, free from all material defects, subject only to normal wear and tear.

     Section 3.28. State Takeover Statutes. The Board of Directors of the Company has taken all action necessary to ensure that any restrictions on business combinations contained in the DGCL, including Section 203 of the DGCL, or in the Company Organizational Documents will not apply to the Merger, the Voting Agreement and the transactions contemplated by this Agreement or the Voting Agreement. No other "fair price", "moratorium", "control share acquisition" or other similar anti-takeover statute or regulation or any anti-takeover provision in the Company's Organizational Documents is, or at the Effective Time will be, applicable to the Company, the Company Common Stock, the Merger or the other transactions contemplated by this Agreement or the Voting Agreement.

     Section 3.29.  Opinions of Financial Advisors.

     (a) The Board of Directors of the Company has received the opinion of TWP, dated as of the date hereof, to the effect that, as of such date, the Merger Consideration to be received by the holders of the Company Common Stock pursuant to the Merger is fair to such shareholders from a financial point of view. A written copy of such opinion has been delivered to Parent.

     (b) Goldman, Sachs & Co. ("Goldman, Sachs") has delivered to the Board of Directors of the Company its opinion, dated as of the date hereof, to the effect that, as of such date, the Merger Consideration to be received by holders of shares of Company Common Stock, taken in the aggregate, pursuant to this Agreement is fair from a financial point of view to such holders.

     Section 3.30. Information Supplied. The written information supplied or to be supplied by the Company specifically for inclusion or incorporation in the registration statement on Form S-4 or any amendment or supplement thereto pursuant to which shares of Parent Common Stock issuable in the Merger will be registered with the SEC (the "Registration Statement") shall not at the time the Registration Statement is declared effective by the SEC contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The written information supplied or to be supplied by the Company specifically for inclusion in the proxy statement/prospectus or any amendment or supplement thereto (the "Proxy Statement") to be included in the Registration Statement and to be sent to the stockholders of the Company in connection with the Company stockholders meeting to adopt this Agreement and the Merger (the "Company Stockholders Meeting") shall not, on the date the Proxy Statement is first mailed to the stockholders of the Company or at the time of the Company Stockholders Meeting or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Proxy Statement will, at the time of the Company Stockholders Meeting, comply as to form in all material respects with the requirements of the Exchange Act.

     Section 3.31. Board Approval. The Board of Directors of the Company, at a meeting duly called and held, by unanimous vote (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are advisable and fair to, and in the best interests of, the Company and its stockholders, (ii) approved this Agreement, the Voting Agreement (for purposes of Section 203 of the DGCL) and the transactions contemplated hereby and thereby, including the Merger, and (iii) resolved, subject to Section 7.5, to recommend that the holders of the shares of Company Common Stock approve and adopt this Agreement and the transactions contemplated hereby, including the Merger. The Company hereby agrees to the inclusion in the Proxy Statement of the recommendation of the Board of Directors of the Company described in this
Section 3.31 (subject to the right of the Board of Directors of the Company to withdraw, amend or modify such recommendation in accordance with Section 7.5).

     Section 3.32. Vote Required. The affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock entitled to vote thereon (the "Required Company Vote") is the only vote of the holders of any class or series of the Company's capital stock necessary to approve and adopt this Agreement and the transactions contemplated hereby, including the Merger.

     Section 3.33. No Other Representations or Warranties. Except for the representations and warranties contained in this Article III, neither the Company nor any other Person on behalf of the Company makes any other express or implied representation or warranty.

                               ARTICLE IV.

            REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB.

     Parent and Merger Sub hereby jointly and severally represent and warrant to the Company as follows:

     Section 4.1. Organization. Each of Parent and Merger Sub is duly formed, validly existing and in good standing under the laws of the State of Delaware, and has all requisite corporate or company power to own its properties and assets and to conduct its businesses as now conducted.

     Section 4.2.  Qualification to Do Business. Each of Parent and Merger
Sub is duly qualified to do business as a foreign corporation or limited liability company and is in good standing in every jurisdiction in which the character of the properties owned or leased by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so qualified or in good standing would not, individually or in the aggregate, have a Parent Material Adverse Effect.

     Section 4.3. No Conflict or Violation. The execution, delivery and performance by Parent and Merger Sub of this Agreement do not and will not (i) violate or conflict with any provision of any Parent Organizational Document or the organizational documents of Merger Sub, (ii) violate any provision of law, or any order, judgment or decree of any Governmental Entity, (iii) result in the creation or imposition of any Lien (other than any Permitted Lien) upon any of the assets, properties or rights of either Parent or Merger Sub or (iv) violate or result in a breach of or constitute (with due notice or lapse of time or both) a default under any material contract, agreement or instrument to which Parent or Merger Sub is a party or by which it is bound or to which any of its properties or assets is subject, except in each case with respect to clauses
(iii) and (iv), for any such violations that would not have a Parent Material Adverse Effect.

     Section 4.4. Consents and Approvals. No consent, waiver, authorization or approval of any Governmental Entity, and no declaration or notice to or filing or registration with any Governmental Entity, is required in connection with the execution and delivery of this Agreement by Parent or Merger Sub of their obligations hereunder, except for (i) the filing of a certificate of merger with respect to the Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other states in which the Company or any Subsidiary is qualified to do business; (ii) the filing of a Notification and Report Form under the HSR Act, (iii) the filing of an application jointly by the parties with the FCC for approval of transfer of control of Company's licenses pursuant to Section 214 of the Communications Act of 1934 as amended by the Telecommunications Act of 1996, and receipt of an order from the FCC approving the transfer; (iv) the filing of the Registration Statement with the SEC, (v) the consents, waivers, authorizations or approvals of any Governmental Entity set forth on Schedule 4.4 and (vi) such consents, waivers, authorizations, approvals, declarations, notices, filings or registrations, which if not obtained or made would not have, a Parent Material Adverse Effect or prevent or materially delay the consummation of the transactions contemplated by this Agreement.

     Section 4.5.  Authorization and Validity of Agreement. Parent and
Merger Sub have all requisite corporate or company power and authority to enter into this Agreement and to carry out their respective obligations hereunder. The execution and delivery of this Agreement and the performance of Parent's and Merger Sub's obligations hereunder have been duly authorized by all necessary corporate or company action of Parent and Merger Sub, and no other corporate or company proceedings on the part of Parent and Merger Sub are necessary to authorize such execution, delivery and performance. This Agreement has been duly executed by Parent and Merger Sub and, assuming due execution and delivery by the Company, shall constitute their valid and binding obligation, enforceable against them in accordance with its terms, subject to (i) the effect of bankruptcy, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting the enforcement of creditors' rights generally,
(ii) general equitable principles (whether considered in a proceeding in equity or at law) and (iii) an implied covenant of good faith and fair dealing.

     Section 4.6.  Capitalization and Related Matters.

     (a) As of the date hereof, the authorized capital stock of Parent consists of 2.25 billion authorized shares of Parent Common Stock and 10,000,000 authorized shares of preferred stock, par value $0.01 per share ("Parent Preferred Stock"). As of October 12, 2006, 1,175,271,818 shares of Parent Common Stock were issued and outstanding and no shares of Parent Preferred Stock were issued and outstanding.

     (b) The outstanding shares of Parent Common Stock (i) have been duly authorized and validly issued and are fully paid and non-assessable and (ii) were issued in compliance with all applicable federal and state securities laws. Except as set forth in the Parent SEC Reports, as of June 30, 2006, no shares of capital stock of the Company are outstanding and the Company does not have outstanding any securities convertible into or exchangeable for any shares of capital stock, any rights to subscribe for or to purchase or any options for the purchase of, or any agreements providing for the issuance (contingent or otherwise) of, or any calls, commitments or known claims of any other character relating to the issuance of, any capital stock, or any stock or securities convertible into or exchangeable for any capital stock; and the Company is not subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire, or to register under the Securities Act, any shares of capital stock. The shares of Parent Common Stock issuable in the Merger have been duly authorized and, upon issuance, sale and delivery as contemplated by this Agreement, such shares of Parent Common Stock will be validly issued, fully paid and non-assessable securities of Parent and the issuance thereof will not be subject to any preemptive or similar right.

     (c) All of the outstanding membership interests of Merger Sub are owned of record and beneficially by Parent, directly; provided, that, if there is a Conversion Event, as of the Closing Date, all of the outstanding shares of common stock, par value $0.0001 per share, of Merger Sub will be owned of record and beneficially by Parent, directly.

     (d) Merger Sub is a newly-formed entity that will not have engaged in any activities prior to the Effective Time, other than those related to the transactions contemplated by this Agreement.

     Section 4.7.  SEC Filings.

     (a) Parent and its Subsidiaries have filed each report and definitive proxy statement (together with all amendments thereof and supplements thereto) required to be filed by Parent or any of its Subsidiaries pursuant to the Exchange Act with the SEC since January 1, 2004 (as such documents have since the time of their filing been amended or supplemented, the "Parent SEC Reports"). As of their respective dates, after giving effect to any amendments or supplements thereto filed prior to the date hereof, the Parent SEC Reports
(i) complied as to form in all material respects with the requirements of the Exchange Act, and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

     (b) The audited consolidated financial statements and unaudited interim consolidated financial statements (including, in each case, the notes, if any, thereto) included in the Parent SEC Reports complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto and except with respect to unaudited statements as permitted by Form 10-Q of the SEC) and fairly present (subject, in the case of the unaudited interim financial statements included therein, to normal year-end adjustments and the absence of complete footnotes) in all material respects the consolidated financial position of Parent and its consolidated Subsidiaries as of the respective dates thereof and the consolidated results of their operations and cash flows for the respective periods then ended.

     Section 4.8. No Brokers. The Company will not be liable for any brokerage, finder's or other fee or commission to any consultant, broker, finder or investment banker in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Merger Sub.

     Section 4.9. Tax Matters. Neither Parent nor any of its Subsidiaries, including Merger Sub, has taken or agreed to take any action, or is aware of any fact or circumstance, that would prevent the Merger, or, if there is a Conversion Event, the Merger and the Subsequent Merger, taken together, from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

     Section 4.10.  Compliance with Law.

     (a) Parent and each of its officers are in compliance in all material respects with (i) the applicable provisions of the Sarbanes-Oxley Act and (ii) the applicable listing and corporate governance rules and regulations of the Nasdaq Global Market System.

     (b) The management of Parent has (i) implemented (x) disclosure controls and procedures to ensure that material information relating to Parent, including its consolidated Subsidiaries, is made known to the management of Parent by others within those entities and (y) a system of internal control over financial reporting sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, and (ii) has disclosed, based on its most recent evaluation prior to the date hereof, to Parent's auditors and the audit committee of Parent's Board of Directors (A) any significant deficiencies in the design or operation of internal controls which could adversely affect Parent's ability to record, process, summarize and report financial data and have identified for Parent's auditors any material weaknesses in internal controls and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in Parent's internal controls.

     Section 4.11. Board Approval. The Board of Directors of Parent, at a meeting duly called and held, approved this Agreement and the transactions contemplated hereby.

     Section 4.12. Sufficiency of Funds. Parent has and will have, at the Closing, sufficient funds available to pay the Cash Consideration with respect to all outstanding shares of Company Common Stock.

     Section 4.13. No Parent Material Adverse Effect. Since June 30, 2006, there has not been any Parent Material Adverse Effect.

     Section 4.14. No Other Representations or Warranties. Except for the representations and warranties contained in this Article IV, none of Parent, Merger Sub or any other Person makes any other express or implied representation or warranty on behalf of Parent or Merger Sub with respect to Parent and its Subsidiaries.

                                   ARTICLE V.

                            COVENANTS OF THE COMPANY.

     The Company hereby covenants as follows:

     Section 5.1.  Conduct of Business Before the Closing Date.

     (a) The Company covenants and agrees that, during the period from the date hereof to the earlier of the termination of this Agreement in accordance with its terms and the Effective Time (except as otherwise specifically contemplated by the terms of this Agreement), unless Parent shall otherwise consent in writing: (i) the businesses of the Company and its Subsidiaries shall be conducted, in all material respects, in the ordinary course of business and in a manner consistent with past practice and, in all material respects, in compliance with applicable laws, including without limitation the HSR Act and the timely filing of all reports, forms or other documents with the SEC required pursuant to the Securities Act, the Exchange Act or the Sarbanes-Oxley Act; (ii) the Company shall and shall cause its Subsidiaries to (A) continue to maintain, in all material respects, its assets, properties, rights and operations in accordance with present practice in a condition suitable for their current use and (B) use commercially reasonable efforts to continue to spend the amounts under the Vendor Contracts at rates and consistent with past practice and in a manner that will ensure that no penalty or shortfall payment will be assessed against the Company or its Subsidiaries during the 12 months after the date hereof, and (iii) the Company shall use its commercially reasonable efforts consistent with the foregoing to preserve substantially intact the business organization of the Company and its Subsidiaries, and to preserve, in all material respects, the present relationships of the Company and its Subsidiaries with persons with which the Company or any of its Subsidiaries has significant business relations. Without limiting the generality of the foregoing, neither the Company nor any of its Subsidiaries shall (except as specifically contemplated by the terms of this Agreement), between the date of this Agreement and the earlier of the termination of this Agreement in accordance with its terms and the Effective Time, directly or indirectly do, any of the following without the prior written consent of Parent:

          (i) make any material change in the conduct of its businesses or enter into any transaction other than in the ordinary course of business and consistent with past practices;

          (ii) make any change in any of its organizational documents; issue any additional shares of capital stock (other than upon the exercise of options or warrants to purchase shares of Company Common Stock outstanding on the date hereof or upon the conversion of the Convertible Debentures or in connection with the CIII Merger or CIII Purchase pursuant to Section 5.5), membership interests or partnership interests or other equity securities or grant any option, warrant or right to acquire any capital stock, membership interests or partnership interests or other equity securities or issue any security convertible into or exchangeable for such securities or alter in any way any its outstanding securities or make any change in outstanding shares of capital stock, membership interests or partnership interests or other ownership interests or its capitalization, whether by reason of a reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, stock dividend or otherwise;

          (iii) except as set forth on Schedule 5.1(a)(iii), make any sale, assignment, transfer, abandonment, sublease, assignment or other conveyance of its material assets, Company Property or rights or any part thereof, including granting or entering into any IRUs, other than dispositions of worn-out or obsolete equipment for fair or reasonable value in the ordinary course of business and consistent with past practice;

          (iv) subject any of its material assets, properties or rights or any part thereof, to any Lien or suffer such to exist other than Permitted Liens;

          (v) redeem, retire, purchase or otherwise acquire, directly or indirectly, any shares of the capital stock, membership interests or partnership interests or other ownership interests of the Company and its Subsidiaries or declare, set aside or pay any dividends or other distribution in respect of such shares or interests;

          (vi) acquire, lease or sublease any material assets, raw materials or properties (including any real property), other than in the ordinary course of business and consistent with past practice;

          (vii) enter into any new (or amend any existing to increase benefits) employee benefit plan, program or arrangement or any new (or amend any existing to increase benefits) employment, severance, change of control or consulting agreement, grant any general increase in the compensation of officers or employees (including any such increase pursuant to any bonus, pension, profit-sharing or other plan or commitment) or grant any increase in the compensation payable or to become payable to any employee, except as otherwise provided pursuant to the terms of any plan or agreement, as required by law, to the extent necessary to avoid imposition of any taxes under Section 409A or Section 4999 of the Code or for increases in compensation to employees in accordance with pre-existing contractual provisions and/or consistent with past practice;

          (viii) except as set forth on Schedule 5.1(a)(viii), (A) enter into any agreement, contract or commitment which (a) requires the Company or its Subsidiaries to spend in excess of $3,000,000 (or purchase goods and/or services with a value in excess of $3,000,000) over the term of such agreement, contract or commitment or (B) contractually commit in any given month to make capital expenditures after the date hereof in excess of $8,000,000 in the aggregate;

          (ix) pay, lend or advance any amount to, or sell, transfer or lease any properties or assets to, or enter into any agreement or arrangement with, any of its Affiliates (other than wholly owned Subsidiaries) other than the lease arrangement described in Schedule 5.1(a)(ix);

          (x) fail to keep in full force and effect insurance comparable in amount and scope to coverage maintained;

          (xi) make any change in any method of accounting or accounting principle, method, estimate or practice except for any such change required by reason of a concurrent change in GAAP or required by Regulation S-X under the Securities Act, or write off as uncollectible any accounts receivable except in the ordinary course of business and consistent with past practice;

          (xii) make or change any material Tax election, change an annual accounting period, adopt or change any accounting method, file any amended Tax Return, enter into any closing agreement, settle any Tax claim or assessment relating to the Company or any of its Subsidiaries, surrender any right to claim a refund of Taxes, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to the Company or any of its Subsidiaries;

          (xiii) except as set forth on Schedule 5.1(a)(xiii),settle, release or forgive any material claim or litigation or waive any right thereto which has not been properly reserved on the books of the Company or its Subsidiaries other than with respect to disputes with customers and vendors in the ordinary course of business;

          (xiv) make, enter into, modify, amend in any manner that would be reasonably expected to have an adverse effect on the Company and its Subsidiaries or terminate, or waive any right or remedy under, any Contract, bid or expenditure, where such Contract, bid or expenditure is for a Contract entailing payments in excess of $5,000,000 over the term of such Contract, other than with respect to customer contracts in the ordinary course of business and consistent with past practice;

          (xv) lend money to any Person, or incur or guarantee any indebtedness for borrowed money (other than letters of credit in the ordinary course of business) or enter into any material capital lease obligation;

          (xvi) enter into any peering arrangements or peering agreements that are not terminable by the Company or its Subsidiaries on 90 days' prior notice without liability or obligation to the Company or its Subsidiaries; or

          (xvii) commit to do any of the foregoing.

     (b) Nothing contained in this Agreement shall give to Parent or Merger Sub, directly or indirectly, rights to control or direct the operations of the Company or its Subsidiaries prior to the Closing Date. Prior to the Closing Date, the Company and its Subsidiaries shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision of its and its Subsidiaries' operations.

     Section 5.2. Notice of Breach. From and after the date hereof and until the earlier to occur of the Closing Date or the termination of this Agreement pursuant to Article IX hereof, the Company shall promptly give written notice with particularity upon having Knowledge of any matter that may constitute a breach by the Company of any representation, warranty, agreement or covenant contained in this Agreement.

     Section 5.3. Affiliate Letter. The Company shall deliver on the date hereof a letter to Parent identifying all persons who, to the Knowledge of the Company, are "affiliates" of the Company for purposes of Rule 145 under the Securities Act.

     Section 5.4. Convertible Debentures. If, and only if, requested in writing by Parent, the Company shall, pursuant to Section 13.05(f) of the Indenture, dated as of May 16, 2006, by and among the Company, the Guarantors named therein and J.P. Morgan Trust Company, as Trustee (the "Indenture"), promptly, and in any event within two Business Days of receipt of such request, send to the holders of the Convertible Debentures a Designated Event Notice (as such term is defined in the Indenture) providing that the Company has elected to adjust the conversion rate and the related conversion obligation of the Convertible Debentures in accordance with the provisions of Section 13.05(f) of the Indenture.

     Section 5.5. CIII Merger. Promptly following the date hereof, the Company shall (i) cause Broadwing Communications Holdings, Inc. ("Broadwing Holdings) to form a wholly owned subsidiary ("CIII Merger Sub") and contribute to CIII Merger Sub all of Broadwing Holdings' membership interests in CIII and
(ii) cause CIII Merger Sub to be merged with and into CIII, with CIII as the surviving company ("CIII Merger"). Such merger shall be conducted in accordance with the terms of CIII's organizational documents and the LLCA. In such merger, all of BCSI's membership interests in CIII shall be cancelled and converted into shares of Company Common Stock as set forth on Schedule 5.5; provided, however, that in lieu of consummating the CIII Merger, the Company may enter into a purchase agreement to purchase all of the membership interests of CIII held by BCSI and its Affiliates on terms acceptable to Parent (the "CIII Purchase").

     Section 5.6.  Consent Solicitation.

     (a) Promptly following the date hereof, the Company shall solicit the consent (the "Consent Solicitation") of the holders of the Convertible Debentures to an amendment to the Indenture to amend certain covenants contained therein in the manner set forth on Schedule 5.6(a) (the "Indenture Amendment").

     (b) The Company shall use commercially reasonable efforts to obtain, as promptly as practical after the date hereof, the consent of holders of a majority in aggregate principal amount of then outstanding Debentures (the "Requisite Consent") with respect to the Consent Solicitation.

     (c) Parent and the Company shall cooperate with each other with respect to the Consent Solicitation and the preparation, form and content of the solicitation materials to be distributed to the holders of the Convertible Debentures.

     (d) Promptly upon receipt of the Requisite Consent, the Company shall, and shall use its commercially reasonable efforts to cause the trustee under the Indenture to execute a supplemental indenture incorporating the Indenture Amendment.

     Section 5.7. Credit Facility. Prior to the Closing Date, the Company shall terminate the Credit Facility.

                                  ARTICLE VI.

                       COVENANTS OF PARENT AND MERGER SUB.

     Section 6.1.  Employee Benefits.

     (a) For a period of one year following the Effective Time, Parent shall, or shall cause the Surviving Company to maintain, without interruption, employee benefit plans, programs and policies and fringe benefits (other than severance or similar benefits, which shall be provided in accordance with subsection (c) below) that will provide benefits to the employees of the Company and its Subsidiaries who continue their employment with the Surviving Company or who become employees of Parent or any Subsidiary of Parent ("Continuing Employees") that are, in the aggregate, not less favorable than those currently provided to such employees by the Company and its Subsidiaries. Continuing Employees shall be given credit for all service with the Company and its Subsidiaries (and their respective predecessors) (or service credited by the Company and its Subsidiaries for similar plans, programs or policies) under all employee benefit and fringe benefit plans, programs and policies of the Parent or its affiliates in which they become participants for purposes of eligibility, vesting and level of benefits (except to the extent such service credit will result in benefit accrual under any defined benefit pension plans or otherwise result in a duplication of benefits).

     (b) If a Continuing Employee becomes eligible to participate in any medical, dental or health plan of the Parent or any of its affiliates, Parent shall cause such plan to (A) waive any preexisting condition limitations for conditions covered under the applicable medical, health or dental plans of the Company (the "Company Welfare Plans") and (B) honor any deductible and out-of-pocket expenses incurred by such employee and his or her beneficiaries under the Company Welfare Plans during the portion of the applicable plan year preceding the Closing. If such Continuing Employee becomes eligible to participate in a group term life insurance plan maintained by Parent or any of its affiliates, Parent shall cause such plan to waive any medical certification for such employee in order to provide benefits that do not exceed the benefits under Parent's group term life insurance plan.

     (c) For a period of one year following the Effective Time, Parent shall, or shall cause the Surviving Company, to provide severance and COBRA benefits to the Continuing Employees, other than those Continuing Employees who are subject to the agreements set forth on Schedule 3.9(b)(viii), as set forth on Schedule 6.1(c).

     (d) Following the date of this Agreement and until the Effective Time, the Company shall operate the Company's 2006 Bonus Plan (the "2006 Bonus Plan") in accordance with the terms and conditions of the 2006 Bonus Plan. If the bonuses under the 2006 Bonus Plan are not paid by the Company prior to Effective Time, following the Effective Time and on or prior to February 28, 2007 (or if the Closing has not occurred on or prior to February 28, 2007, within ten Business Days of Closing), Parent shall cause the Surviving Company to pay (i) to the participants in the 2006 Bonus Plan in accordance with the terms of such plan as set forth on

Schedule 6.1(d), (ii) in an aggregate amount determined in accordance with the 2006 Bonus Plan as set forth on Schedule 6.1(d) and (iii) to each participant in such specific amount as communicated in writing by management of the Company prior to the Effective Time; provided, however, that notwithstanding the terms of the 2006 Bonus Plan, all participants otherwise entitled to receive a bonus in the 2006 Bonus Plan who are employed on the earlier of December 31, 2006 and the Closing shall be paid their bonuses under the 2006 Bonus Plan, unless the participant's employment with the Company or its Subsidiaries (or, if applicable, the Surviving Company or its Subsidiaries) has terminated prior to the payment date either (i) for "cause" (as defined in such participant's employment agreement, severance agreement or offer letter or if the participant does not have an employment agreement, severance agreement or offer letter that defines "cause", the Company's 2000 Long Term Incentive Plan as of the date of this Agreement) or (ii) the participant voluntarily terminates such participant's employment, except where the participant terminated his or her employment for "Good Reason" or as a result of a "Constructive Termination" (as defined in such participant's employment agreement, severance agreement or offer letter or if the participant does not have an employment agreement, severance agreement or offer letter that defines "Good Reason" or "Constructive Termination," the Company's 2000 Long Term Incentive Plan as of the date of this Agreement). Notwithstanding anything to the contrary in the foregoing, Parent shall not be required to cause the Surviving Company to pay any amounts under the 2006 Bonus Plan unless, as of September 30, 2006, the Company had accrued an aggregate liability with respect to its obligations under the 2006 Bonus Plan as set forth on Schedule 3.20(l).

     (e) After the date hereof, the Company shall adopt a special bonus plan (the "Special Bonus Plan") under which management of the Company, in its sole discretion, shall allocate an aggregate amount not to exceed $5.0 million for special bonuses to the employees of the Company or its Subsidiaries. The special bonuses shall be paid out to each employee designated to participate in the Special Bonus Plan as set forth on Schedule 6.1(e) (each, a "Participant") as to 2/3rds of the Participant's total special bonus on the three (3) month anniversary of the Effective Time and as to the remaining 1/3rd of the total special bonus on the six (6) month anniversary of the Effective Time. Such payments shall be made whether or not the Participant is an employee of the Company as of the applicable payments dates, unless the Participant's employment with the Company (or, if applicable, the Surviving Company) has terminated prior to the applicable payment date either (i) for "cause" (as defined in such Participant's employment agreement, severance agreement or offer letter or if the Participant does not have an employment agreement, severance agreement or offer letter that defines "cause", the Company's 2000 Long Term Incentive Plan as of immediately prior to the Effective Time) or (ii) the Participant voluntarily terminates Participant's employment, except where the Participant terminates employment for "Good Reason" or as a result of a "Constructive Termination" (as defined in such Participant's employment agreement, severance agreement or offer letter or if the Participant does not have an employment agreement, severance agreement or offer letter that defines "Good Reason" or "Constructive Termination," the Company's 2000 Long Term Incentive Plan as of the date of this Agreement).

     (f) Except as provided in this Section 6.1, nothing in this Agreement shall limit or restrict the right of Parent or any of its Subsidiaries to modify, amend, terminate or establish employee benefit plans or arrangements, in whole or in part, at any time after the Effective Time.

     (g) No provision of this Section 6.1 shall create any third party beneficiary rights in any Continuing Employee or any current or former director or consultant of the Company or its Subsidiaries located in the United States in respect of continued employment (or resumed employment) or any other matter.

     Section 6.2.  Indemnification Continuation.

     (a) For purposes of this Section 6.2, (i) "Indemnified Person" shall mean any person who is now, or has been at any time prior to the Effective Time, an officer or director of the Company or who was serving at the request of the Company as an officer or director of another corporation, joint venture or other enterprise, and can provide evidence thereof to Parent acceptable to Parent in its sole discretion (which such discretion shall be reasonably applied) and (ii) "Proceeding" shall mean any claim, action, suit, proceeding or investigation, whether or not such claim, proceeding or investigation results in a formal civil or criminal litigation or regulatory action.

     (b) From and after the Effective Time, Parent shall, or Parent shall cause the Surviving Company to, provide indemnification (including, but not limited to, attorneys' fees and other defense costs) to each Indemnified Person to the same extent and under similar conditions and procedures as such Indemnified Person is entitled on the date hereof, under the Company Organizational Documents, in connection with any Proceeding based directly or indirectly (in whole or in part) on, or arising directly or indirectly (in whole or in part) out of, the fact that such Indemnified Person is or was an officer or director of the Company, or is or was serving at the request of the Company as an officer or director of another corporation, joint venture or other enterprise or general partner of any partnership or a trustee of any trust, whether pertaining to any matter arising before or after the Effective Time (including, but not limited to, any acts or omissions in connection with this Agreement and the consummation of the transactions contemplated hereby). Any right of indemnification of an Indemnified Person pursuant to this Section 6.2(b) shall not be amended, repealed or otherwise modified at any time in a manner that would adversely affect the rights of such Indemnified Person as provided herein.

     (c) Parent shall cause the Surviving Company to, and the Surviving Company shall, maintain in effect for six years from the Effective Time the Company's current directors' and officers' liability insurance policies covering acts or omissions occurring at or prior to the Effective Time with respect to Indemnified Persons ("D&O Insurance") (provided that the Surviving Company may substitute therefor policies with reputable carriers of at least the same coverage containing terms and conditions that are not materially less favorable to the Indemnified Persons); provided, however, that in no event shall the Surviving Company be required to expend pursuant to this Section 6.2(c) more than an amount per year equal to 200% of current annual premiums paid by the Company for such insurance. In the event that, but for the proviso to the immediately preceding sentence, the Surviving Company would be required to expend more than 200% of current annual premiums, the Surviving Company shall obtain the maximum amount of such insurance obtainable by payment of annual premiums equal to 200% of current annual premiums. In lieu of the foregoing, the Company may purchase, prior to the Effective Time, a six-year "tail" prepaid officers' and directors' liability insurance policy in respect of acts or omissions occurring prior to the Effective Time covering each such Indemnified Person.

     (d) The provisions of this Section 6.2 shall survive the consummation of the Merger for a period of six years and are expressly intended to benefit each of the Indemnified Persons and their respective heirs and representatives; provided, however, that in the event that any claim or claims for indemnification set forth in Section 6.2 are asserted or made within such six-year period, all rights to indemnification in respect of any such claim or claims shall continue until disposition of any and all such claims. If Parent and/or Surviving Company, or any of their respective successors or assigns (i) consolidates with or merges into any other Person, or (ii) transfers or conveys all or substantially all of their businesses or assets to any other Person, then, in each such case, to the extent necessary, a proper provision shall be made so that the successors and assigns of Parent and/or Surviving Company, as the case may be, shall assume the obligations of Parent and Surviving Company set forth in this Section 6.2.

     Section 6.3. Notice of Breach. From and after the date hereof and until the earlier to occur of the Closing Date or the termination of this Agreement pursuant to Article IX hereof, Parent shall promptly give written notice with particularity upon having knowledge of any matter that may constitute a breach by Parent of any representation, warranty, agreement or covenant contained in this Agreement.

                                  ARTICLE VII.

                      ADDITIONAL COVENANTS OF THE PARTIES.

     Section 7.1. Preparation of Proxy Statement and Registration Statement; Company Stockholders Meeting.

     (a) As promptly as practicable, the Company shall prepare and file the Proxy Statement with the SEC, and Parent shall prepare and file the Registration Statement (in which the Proxy Statement will be included) with the SEC. Parent and the Company shall use their reasonable best efforts to cause the Registration Statement to become effective under the Securities Act as soon after such filing as practicable and to keep the Registration Statement effective as long as is necessary to consummate the Merger. The Proxy Statement shall include the recommendation of the Board of Directors of the Company in favor of approval and adoption of this Agreement and the Merger, except to the extent the Board of Directors of the Company shall have withdrawn or modified its approval or recommendation of this Agreement to the extent such action is permitted by Section 7.5. The Company shall use its reasonable best efforts to cause the Proxy Statement to be mailed to its stockholders as promptly as practicable after the Registration Statement becomes effective. The parties shall promptly provide copies, consult with each other and prepare written responses with respect to any written comments received from the SEC with respect to the Proxy Statement and the Registration Statement and advise one another of any oral comments received from the SEC. The Registration Statement and the Proxy Statement shall comply as to form in all material respects with the rules and regulations promulgated by the SEC under the Securities Act and the Exchange Act, respectively.

     (b) Parent and the Company shall make all necessary filings with respect to the Merger and the transactions contemplated thereby under the Securities Act and the Exchange Act and applicable "blue sky" laws and the rules and regulations thereunder. Each party will advise the other, promptly after it receives notice thereof, of the time when the Registration

Statement has become effective or any supplement or amendment has been filed, the issuance of any stop order, the suspension of the qualification of the Parent Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Proxy Statement or the Registration Statement or comments thereon and responses thereto or requests by the SEC for additional information. No amendment or supplement to the Proxy Statement or the Registration Statement shall be filed without the approval of both parties hereto, which approval shall not be unreasonably withheld, conditioned or delayed. If at any time prior to the Effective Time, any information relating to Parent or the Company, or any of their respective Affiliates, officers or directors, should be discovered by Parent or the Company that should be set forth in an amendment or supplement to the Registration Statement or the Proxy Statement, so that such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by law, disseminated to the stockholders of the Company.

     (c) The Company shall cause the Company Stockholders Meeting to be duly called and held as soon as reasonably practicable for the purpose of obtaining the Required Company Vote. In connection with such meeting, the Company will (i) subject to Section 7.5(b), use its commercially reasonable best efforts to obtain the Required Company Vote and (ii) otherwise comply with all legal requirements applicable to such meeting.

     Section 7.2.  Access to Information.

     Upon reasonable notice, the Company shall (and shall cause its Subsidiaries to) afford to Parent and its representatives reasonable access during normal business hours, during the period prior to the Effective Time, to all its officers, employees, properties, offices, plants and other facilities and to all books and records and, during such period, the Company shall (and shall cause its Subsidiaries to) furnish promptly to Parent and its representatives, consistent with its legal obligations, all other information concerning its business, properties and personnel as Parent may reasonably request; provided, however, that the Company may restrict the foregoing access to the extent that, in the Company's reasonable judgment, (i) providing such access would result in the disclosure of any trade secrets of third parties or violate any of its obligations with respect to confidentiality if the Company shall have used all reasonable efforts to obtain the consent of such third party to such access, or
(ii) any law, treaty, rule or regulation of any Governmental Entity applicable to the Company requires the Company or its Subsidiaries to preclude Parent and its representatives from gaining access to any properties or information. Parent will hold any such information that is non-public in confidence to the extent required by, and in accordance with, the provisions of that certain Confidentiality Agreement, dated December 8, 2003 (the "Confidentiality Agreement"), between the Company and Parent.

     Section 7.3.  HSR Act and Regulatory Matters.

     (a) Subject to the terms and conditions of this Agreement, each party will use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate the Merger and the other transactions contemplated by this Agreement as soon as practicable after the date hereof. In furtherance and not in limitation of the foregoing, each party hereto agrees to make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby as promptly as practicable, and in any event within ten (10) Business Days after the execution of this Agreement, and to supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act and to take all other actions necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act as soon as practicable.

     (b) Each of Parent and the Company shall, in connection with the efforts referenced in Section 7.3(a) to obtain all requisite approvals and authorizations for the transactions contemplated by this Agreement under the HSR Act, the FCC Act or any other Regulatory Law (as defined below), use its commercially reasonable best efforts to (i) cooperate in all respects with each other in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party; (ii) promptly inform the other party of any communication received by such party from, or given by such party to, the Antitrust Division of the Department of Justice (the "DOJ"), the Federal Trade Commission (the "FTC") or any other governmental authority and of any material communication received or given in connection with any proceeding by a private party, in each case regarding any of the transactions contemplated hereby, and (iii) permit the other party to review any communication given by it to, and consult with each other in advance of any meeting or conference with, the DOJ, the FTC, the FCC or any such other governmental authority or, in connection with any proceeding by a private party, with any other Person, and to the extent permitted by the DOJ, the FTC, the FCC or such other applicable governmental authority or other Person, give the other party the opportunity to attend and participate in such meetings and conferences. For purposes of this Agreement, "Regulatory Law" means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, the Communications Act of 1934, as amended by the Telecommunications Act of 1996, and all other federal, state and foreign, if any, statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition. In furtherance and not in limitation of the covenants of the parties contained in
Section 7.3(a) and this Section 7.3(b), each party hereto shall use its reasonable best efforts to resolve objections, if any, as may be asserted with respect to the transactions contemplated by this Agreement under any Regulatory Law. Notwithstanding anything to the contrary contained in this Agreement, Parent shall not be required to agree to any terms, conditions, modifications with respect to obtaining any consents, permits, waivers, approvals, authorizations or orders in connection with the Merger or the consummation of the transactions contemplated by this Agreement that would result in, or would reasonably likely to result in, either individually or in the aggregate, (i) a material adverse effect on the business or operations of the Company and its Subsidiaries, taken as a whole, or Parent and its Subsidiaries, taken as a whole (assuming Parent is the size of the Company and its Subsidiaries, taken as a whole), or (ii) Parent, the Company or any of their respective Subsidiaries having to cease, sell or otherwise dispose of any assets or business (including the requirement that any such assets or businesses be held separate).

     (c) The Company shall use its commercially reasonable efforts to obtain all consents, waivers, authorizations and approvals of all third parties, including Governmental Entities, necessary, proper or advisable for the consummation of the transactions contemplated by this Agreement; provided that, without the prior written consent of Parent, the Company shall not incur any significant expense or liability or agree to any significant modification to any contractual arrangement to obtain such consents or certificates, and to provide any notices to third parties required to be provided prior to the Effective Time.

     Section 7.4.  Reorganization.

     (a) The parties intend that the Merger or, if there is a Conversion Event, the Merger and the Subsequent Merger, taken together, qualify as a reorganization within the meaning of Section 368(a) of the Code and will report it as such for federal, state and local income tax purposes. None of the parties will knowingly take any action or fail to take any action, which action or failure to act would cause the Merger to fail to qualify as a reorganization within the meaning of Section 368(a) of the Code and the regulations promulgated thereunder.

     (b) Each of the Company and Parent shall use its reasonable best efforts to provide the officers' certificates and to obtain the opinions referred to in
Section 8.2(c) and Section 8.3(c) hereto, respectively.

     (c) Unless there is a Conversion Event, the parties agree that Merger Sub shall be treated as a disregarded entity for U.S. federal income tax purposes and agree not to take any action that would be inconsistent with such treatment.

     Section 7.5.  Acquisition Proposals.

     (a) None of the Company or any of its Subsidiaries shall (whether directly or indirectly through Affiliates, directors, officers, representatives or other intermediaries), nor shall (directly or indirectly) the Company authorize or permit any of its or their officers, directors, representatives or other intermediaries or Subsidiaries to, (i) solicit, initiate or take any action to facilitate or encourage the submission of inquiries, proposals or offers from any Person (other than Parent) relating to any Acquisition Proposal, or agree to or endorse any Acquisition Proposal; (ii) enter into any agreement to (x) facilitate or consummate, any Acquisition Proposal, (y) approve or endorse any Acquisition Proposal or (z) in connection with any Acquisition Proposal, require it to abandon, terminate or fail to consummate the Merger; (iii) enter into or participate in any discussions or negotiations in connection with any Acquisition Proposal or inquiry with respect to any Acquisition Proposal, or furnish to any Person any information with respect to its business, properties or assets in connection with any Acquisition Proposal or inquiry with respect to any Acquisition Proposal; or (iv) agree to resolve or take any of the actions prohibited by clause (i), (ii) or (iii) of this sentence. The Company shall immediately cease, and cause its representatives and other intermediaries to immediately cease, any and all existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing and shall demand the return or destruction of any information previously provided with respect to such activities, discussion, or negotiations. For purposes of this Section 7.5, the term "Person" means any person, corporation, entity or "group," as defined in Section 13(d) of the Exchange Act, other than Parent or any Subsidiaries of Parent.

     "Acquisition Proposal" means any offer or proposal for a merger, reorganization, recapitalization, consolidation, share exchange, business combination or other similar transaction involving the Company or any of the Subsidiaries or any proposal or offer to acquire, directly or indirectly, securities representing more than 20% of the voting power of the Company or more than 20% of the assets of the Company and the Subsidiaries taken as a whole, other than the Merger contemplated by this Agreement.

     (b) Notwithstanding the foregoing, the Board of Directors of the Company, directly or indirectly through representatives or other intermediaries, may (i) comply with Rule 14d-9 and Rule 14e-2 promulgated under the Exchange Act with regard to any Acquisition Proposal, so long as any such compliance rejects any Acquisition Proposal and reaffirms its recommendation of the transactions contemplated by this Agreement, except to the extent such action is permitted by clause (iv) of this Section 7.5(b), (ii) engage in negotiations or discussions with any Person that has made an unsolicited bona fide written Acquisition Proposal not resulting from or arising out of a breach of Section 7.5(a), (iii) furnish to such Person nonpublic information relating to the Company or any of the Subsidiaries pursuant to a confidentiality and standstill agreement with terms that are substantially similar to, and no less favorable in any material respect to, the Company than those contained in the Confidentiality Agreement and in the confidentiality agreement, dated August 5, 2002, between Parent and the Company (it being understood that the standstill provision contained in such confidentiality and standstill agreement may permit such Person to convey confidentially an Acquisition Proposal to the Board of Directors of the Company under circumstances in which the Company is permitted under this Section 7.5 to participate in discussions regarding an Acquisition Proposal) and/or (iv) if prior to the Company Stockholders Meeting, withdraw or modify or change in a manner adverse to Parent its approval or recommendation of this Agreement or the Merger; provided that the Board of Directors of the Company shall be permitted to take an action described in the foregoing clauses (i), (ii), (iii) or (iv) if, and only if, prior to taking such particular action, the Board of Directors of the Company has determined in good faith by a majority vote that (x) such Acquisition Proposal would result in, or would reasonably be expected to result in, a Superior Proposal, in the case of any of the foregoing clauses (i), (ii) or (iii), or constitutes a Superior Proposal, in the case of the foregoing clause (iv), and (y) (in consultation with outside legal counsel) taking such action would be reasonably likely to be required by its fiduciary duties under the DGCL.

     "Superior Proposal" means any proposal (on its most recently amended or modified terms, if amended or modified) made by a third party to enter into any transaction involving an Acquisition Proposal that the Board of Directors of the Company determines in its good faith judgment (after consultation with its independent financial advisors and outside legal counsel) to be more favorable to the Company's stockholders than this Agreement and the Merger, taking into account all terms and conditions of such transaction (including any break-up fees, expense reimbursement provision and financial terms, the anticipated timing, conditions and prospects for completion of such transaction, including the prospects for obtaining regulatory approvals and financing, and any third party approvals), except that the reference to "20%" in the definition of "Acquisition Proposal" shall be deemed to be a reference to "50%". Reference to "this Agreement" and "the Merger" in this paragraph shall be deemed to include any proposed alteration of the terms of this Agreement or the Merger that are agreed to by Parent after it receives written notice from the Company pursuant to Section 7.5(d) of the existence of, the identity of the Person making, and the terms and conditions of, any Acquisition Proposal.

     (c) Notwithstanding anything in this Section 7.5 to the contrary, if, at any time prior to the Company Stockholders Meeting, the Company's Board of Directors determines (i) in good faith, in response to an Acquisition Proposal that was unsolicited and that did not otherwise result from a breach of Section 7.5(a), that such proposal is a Superior Proposal, and (ii) (in consultation with outside legal counsel) that taking such action would be reasonably likely to be required by its fiduciary duties under the DGCL, the Company or its Board of Directors may, subject to complying with Section 9.2(c), accept such Superior Proposal and withdraw, modify or amend its recommendation of the Merger; provided, however, that prior to any such withdrawal, modification or amendment to the recommendation of the Company's Board of Directors, the Company shall have given Parent five (5) Business Days' written notice (it being understood and agreed that any amendment to the amount or form of consideration of the Superior Proposal shall require a new notice and a new five (5) Business Day period) advising Parent that the Company's Board of Directors intends to cause the Company to accept such Superior Proposal, specifying the material terms and conditions of the Superior Proposal and that the Company shall, during such five
(5) Business Day period, negotiate in good faith with Parent to make such adjustments to the Merger Consideration and other terms and conditions of this Agreement such that such Acquisition Proposal would no longer constitute a Superior Proposal.

     (d) The Company shall notify Parent promptly (but in any event within 24 hours) after receipt or occurrence of (i) any Acquisition Proposal, (ii) any request for information with respect to any Acquisition Proposal, (iii) any inquiry, proposal, discussions or negotiation with respect to any Acquisition Proposal, and (iv) the material terms and conditions of any such Acquisition Proposal, request for information, inquiry, proposal, discussion or negotiation and the identity of the Person making any such Acquisition Proposal, request for information, inquiry or proposal or with whom discussions or negotiations are taking place. In addition, the Company shall promptly (but in any event within 24 hours) after the receipt thereof, provide to Parent copies of any written documentation material to understanding such Acquisition Proposal, request for information, inquiry, proposal, discussion or negotiation ("Other Acquisition Documentation") which is received by the Company from the Person (or from any representatives or agents of such Person) making such Acquisition Proposal, request for information, inquiry or proposal or with whom such discussions or negotiations are taking place. The Company shall not, and shall cause each of its Subsidiaries not to, terminate, waive, amend or modify any provision of any existing standstill or confidentiality agreement to which it or any of its Subsidiaries is a party, and the Company shall, and shall cause its Subsidiaries to, enforce the provisions of any such agreement; provided, however, that, the Company may waive any such provision in response to an Acquisition Proposal to the Board of Directors of the Company made confidentially under circumstances in which the Company is permitted under this Section 7.5 to participate in discussions regarding an Acquisition Proposal, but only to the extent necessary to allow it to respond to such Acquisition Proposal as permitted under this
Section 7.5. The Company shall keep Parent fully informed of the status and details (including any amendments or proposed amendments) of any such Acquisition Proposal or request for information and keep Parent fully informed as to the material details of any information requested of or provided by the Company and as to the material details of all discussions or negotiations with respect to any such Acquisition Proposal, request for information, inquiry or proposal and shall provide to Parent within one Business Day after receipt thereof all copies of any additional Other Acquisition Documentation received by the Company from the Person (or from any representatives or agents of such Person) making such Acquisition Proposal, request for information, inquiry or proposal or with whom such discussions or negotiations are taking place. The Company shall promptly provide to Parent any non-public information concerning the Company provided to any other Person in connection with any Acquisition Proposal that was not previously provided to Parent. Any such non-public information shall be held by Parent subject to the terms of the Confidentiality Agreement. The Board of Directors of the Company shall promptly consider in good faith (in consultation with its outside legal counsel and financial advisors) any proposed alteration of the terms of this Agreement or the Merger proposed by Parent in response to any Acquisition Proposal.

     Section 7.6. Stockholder Litigation. The Company shall keep Parent informed of, and cooperate with Parent in connection with, any stockholder litigation or claim against the Company and/or its directors or officers relating to the Merger or the other transactions contemplated by this Agreement; provided, however, that no settlement in connection with such stockholder litigation shall be agreed to without Parent's prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed.

     Section 7.7. Maintenance of Insurance. The Company will use reasonable best efforts to maintain in full force and effect through the Closing Date all material insurance policies applicable to the Company and its Subsidiaries and their respective properties and assets in effect on the date hereof. If and as requested by Parent, the Company will use commercially reasonable best efforts to cause the Company's insurers to waive any provisions in such insurance policies that would allow the insurer to terminate or adversely modify coverage upon consummation of the Merger.

     Section 7.8.  Public Announcements. Each of the Company, Parent and
Merger Sub agrees that no public release or announcement concerning the transactions contemplated hereby shall be issued by any party without the prior written consent of the Company and Parent (which consent shall not be unreasonably withheld, conditioned or delayed), except as such release or announcement may be required by law or the rules or regulations of any applicable United States securities exchange, in which case the party required to make the release or announcement shall use its reasonable best efforts to allow each other party reasonable time to comment on such release or announcement in advance of such issuance, it being understood that the final form and content of any such release or announcement, to the extent so required, shall be at the final discretion of the disclosing party.

     Section 7.9. No Shareholder Rights Plan. From the date hereof through the earlier of termination of this Agreement and the Effective Time, the Company will not adopt, approve, or agree to adopt, a shareholder rights plan.

     Section 7.10. Stock Exchange Listing. Parent shall use its commercially reasonable efforts to cause the shares of Parent Common Stock to be issued in connection with the Merger to be approved for quotation on Nasdaq, subject to official notice of issuance.

                                 ARTICLE VIII.

                              CONDITIONS PRECEDENT

     Section 8.1.  Conditions to Each Party's Obligation to Effect the
Merger. The obligations of the Company, Parent and Merger Sub to effect the Merger are subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

     (a) Stockholder Approval. The Company shall have obtained the Required Company Vote in connection with the approval and adoption of this Agreement by the stockholders of the Company.

     (b) No Injunctions or Restraints, Illegality. No statute, rule, regulation, executive order, decree, ruling, shall have been adopted or promulgated, and no temporary restraining order, preliminary or permanent injunction or other order issued by a court or other U.S. governmental authority of competent jurisdiction shall be in effect as of the Closing Date, having the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger; provided, however, that the provisions of this Section 8.1(b) shall not be available to any party whose failure to fulfill its obligations pursuant to Section 7.3 shall have been the cause of, or shall have resulted in, such order or injunction.

     (c) HSR Act. The waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have been terminated or shall have expired.

     (d) Nasdaq Listing. The shares of Parent Common Stock to be issued in the Merger and the shares of Parent Common Stock to be reserved for issuance upon exercise of the Company Warrants and conversion of the Convertible Debentures shall have been approved for quotation or listing, as the case may be, on the Nasdaq Global Market System (or any successor inter-dealer quotation system or stock exchange thereto) subject to official notice of issuance.

     (e) Effectiveness of the Registration Statement. The Registration Statement shall have been declared effective by the SEC under the Securities Act. No stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC and no proceedings for that purpose shall have been initiated or threatened by the SEC.

     Section 8.2. Additional Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger are subject to the satisfaction of, or waiver by Parent, on or prior to the Closing Date of the following additional conditions:

     (a) Representations and Warranties. (i) The representations and warranties of the Company contained in Section 3.6 (Capitalization and Related Matters) and
Section 3.32 (Vote Required) shall be true and correct in all respects (except, in the case of Section 3.6 for such inaccuracies as are de minimis in the aggregate), in each case both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date) and (ii) all other representations and warranties of the Company set forth in this Agreement shall be true and correct both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to "materiality" or "Company Material Adverse Effect" set forth therein) does not have, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Parent shall have received a certificate of the chief executive officer and the chief financial officer of the Company to such effect.

     (b) Performance of Obligations of the Company. The Company shall have performed in all material respects and complied in all material respects with all agreements and covenants required to be performed or complied with by it under this Agreement at or prior to the Closing Date. Parent shall have received a certificate of the chief executive officer and the chief financial officer of the Company to such effect.

     (c) Tax Opinion. Parent shall have received from Willkie Farr & Gallagher LLP, counsel to Parent, on the Closing Date, a written opinion dated as of such date substantially in the form of Exhibit 8.2(c)(1). In rendering such opinion, counsel to Parent shall be entitled to rely upon representations of officers of Parent and the Company substantially in the form of Exhibits 8.2(c)(2) and 8.2(c)(3) (allowing for such amendments to the representations as counsel to Parent deems necessary).

     (d) Company Material Adverse Effect. During the period from the date hereof to the Closing Date, there shall not have been a Company Material Adverse Effect.

     (e) FCC Approvals. All approvals from the FCC required to consummate the transactions contemplated by this Agreement shall have been obtained and are in full force and effect on the Closing Date.

     (f) Governmental Entity Consents and Approvals. All consents, waivers, authorizations and approvals of any Governmental Entity required in connection with the execution, delivery and performance of this Agreement and set forth on
Schedule 8.2(f) shall have been duly obtained and shall be in full force and effect on the Closing Date.

     (g) Appraisal Rights. Holders of no more than 10% of the number of shares of Company Common Stock outstanding immediately prior to the Effective Time shall have exercised their appraisal rights in the Merger in accordance with the DGCL.

     (h) CIII Merger. The CIII Merger or the CIII Purchase shall have been consummated in accordance with Section 5.5 of this Agreement, and CIII shall be a wholly owned subsidiary of the Company.

     Section 8.3. Additional Conditions to Obligations of the Company. The obligations of the Company to effect the Merger are subject to the satisfaction of, or waiver by the Company, on or prior to the Closing Date of the following additional conditions:

     (a) Representations and Warranties. The representations and warranties of Parent and Merger Sub set forth in this Agreement shall be true and correct both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to "materiality" or "Parent Material Adverse Effect" set forth therein) does not have, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. The Company shall have received a certificate of an executive officer of Parent to such effect.

     (b) Performance of Obligations of Parent. Parent shall have performed in all material respects and complied in all material respects with all agreements and covenants required to be performed or complied with by it under this Agreement at or prior to the Closing Date. The Company shall have received a certificate of an executive officer of Parent to such effect.

     (c) Tax Opinion. The Company shall have received from Greenberg Traurig, LLP, counsel to the Company, on the Closing Date, a written opinion dated as of such date substantially in the form of Exhibit 8.3(c)(1). In rendering such opinion, counsel to the Company shall be entitled to rely upon representations of officers of Parent and the Company substantially in the form of Exhibits 8.2(c)(2) and 8.2(c)(3) (allowing for such amendments to the representations as counsel to the Company deems necessary).

     (d) Parent Material Adverse Effect. During the period from the date hereof to the Closing Date, there shall not have been a Parent Material Adverse Effect.

                                  ARTICLE IX.

                                  TERMINATION.

     Section 9.1. Termination. This Agreement may be terminated at any time prior to the Effective Time, by action taken or authorized by the Board of Directors of the terminating party or parties, and except as provided below, whether before or after approval of the matters presented in connection with the Merger by the stockholders of the Company:

     (a) By mutual written consent of Parent and the Company, by action of their respective Boards of Directors;

     (b) By either the Company or Parent if the Effective Time shall not have occurred on or before October 16, 2007 (the "Termination Date"); provided, however, that the right to terminate this Agreement under this Section 9.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the primary cause of the failure of the Effective Time to occur on or before the Termination Date and such action or failure to perform constitutes a breach of this Agreement;

     (c) By either the Company or Parent if any Governmental Entity shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting or making illegal the transactions contemplated by this Agreement, and such order, decree, ruling or other action shall have become final and nonappealable;

     (d) By either the Company or Parent if the approval by the stockholders of the Company required for the consummation of the Merger shall not have been obtained by reason of the failure to obtain the Required Company Vote at the Company Stockholders Meeting (or any adjournment or postponement thereof);

     (e) By Parent if (i) prior to the Company Stockholders Meeting, the Board of Directors of the Company shall have failed to recommend or shall have withdrawn or modified or changed in a manner adverse to Parent its approval or recommendation of this Agreement or the Merger or shall have approved or recommended a Superior Proposal (or the Board of Directors of the Company resolves to do any of the foregoing), whether or not permitted by Section 7.5,
(ii) the Company shall fail to call or hold the Company Stockholders Meeting in accordance with Section 7.1(c) or (iii) the Company shall have materially breached any of its material obligations under Section 7.5;

     (f) By the Company, prior to the Company Stockholders Meeting, to accept a Superior Proposal in accordance with, and subject to the terms and conditions of, Section 7.5(c); provided, however, that any such purported termination pursuant to this Section 9.1(f) shall be void and of no force or effect unless the Company has complied with Section 9.2(c);

     (g) By the Company if there shall have been a breach of any representation, warranty, covenant or agreement on the part of Parent or Merger Sub contained in this Agreement such that the conditions set forth in Sections 8.3(a) or 8.3(b) would not be satisfied and (A) such breach is not reasonably capable of being cured or (B) in the case of a breach of a covenant or agreement, if such breach is reasonably capable of being cured, such breach shall not have been cured prior to the earlier of (I) 30 days following notice of such breach and (II) the Termination Date; provided that the Company shall not have the right to terminate this Agreement pursuant to this Section 9.1(g) if the Company is then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement; or

     (h) By Parent if there shall have been a breach of any representation, warranty, covenant or agreement on the part of the Company contained in this Agreement such that the conditions set forth in Sections 8.2(a) or 8.2(b) would not be satisfied and (A) such breach is not reasonably capable of being cured or
(B) in the case of a breach of a covenant or agreement, if such breach is reasonably capable of being cured, such breach shall not have been cured prior to the earlier of (I) 30 days following notice of such breach and (II) the Termination Date; provided that Parent shall not have the right to terminate this Agreement pursuant to this Section 9.1(h) if Parent or Merger Sub is then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement.

     Section 9.2.  Effect of Termination.

     (a) In the event of termination of this Agreement by either the Company or Parent as provided in Section 9.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Parent or the Company or their respective officers or directors except with respect to this
Section 9.2 and Article X, provided that the termination of this Agreement shall not relieve any party from any liability for any willful breach of any covenant or agreement or willful breach of any representation or warranty in this Agreement occurring prior to termination.

     (b) If Parent shall terminate this Agreement pursuant to Section 9.1(e), then the Company shall pay to Parent, not later than two Business Days following such termination, an amount equal to $35 million (the "Termination Fee") plus the Parent Expenses, within two Business Days after delivery to the Company of written notice of the amount of such Parent Expenses.

     (c) If the Company shall terminate this Agreement pursuant to Section 9.1(f), then the Company shall pay to Parent, prior to or concurrently with such termination, the Termination Fee plus the Parent Expenses, within two Business Days after delivery to the Company of written notice of the amount of such Parent Expenses.

     (d) If (i) the Company or Parent shall terminate this Agreement pursuant to
Section 9.1(d), (ii) at or prior to the time of the event giving rise to such termination there shall have been made known to or proposed to the Company or otherwise publicly disclosed or announced an Acquisition Proposal and (iii) within 12 months of the termination of this Agreement, the Company enters into a definitive agreement with respect to, or consummates, an Acquisition Proposal, then the Company shall pay to Parent, not later than two Business Days after the execution of the definitive agreement or consummation of the transaction, as applicable, the Termination Fee.

     (e) For purposes of this Section 9.2, the term "Acquisition Proposal" shall have the meaning assigned to such term in Section 7.5(a), except that the reference to "more than 20%" in the definition of "Acquisition Proposal" shall be deemed to be a reference to "more than 50%".

     (f) All payments under this Section 9.2 shall be made by wire transfer of immediately available funds to an account designated by Parent.

     (g) The Company acknowledges that the agreements contained in this Section
9.2 are an integral part of the transactions contemplated by this Agreement and are not a penalty, and that, without these agreements, Parent would not enter into this Agreement. If the Company fails to pay promptly the fee due pursuant to this Section 9.2, the Company will also pay to Parent Parent's reasonable costs and expenses (including legal fees and expenses) in connection with any action, including the filing of any lawsuit or other legal action, taken to collect payment, together with interest on the amount of the unpaid fee under this Section 9.2, accruing from its due date, at an interest rate per annum equal to two percentage points in excess of the prime commercial lending rate quoted by The Wall Street Journal. Any change in the interest rate hereunder resulting from a change in such prime rate will be effective at the beginning of the date of such change in such prime rate.

     Section 9.3. Amendment. This Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the stockholders of the Company, but, after any such approval, no amendment shall be made which by law requires further approval by such stockholders without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

     Section 9.4.  Extension; Waiver. At any time prior to the Effective
Time, the parties hereto, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

                                   ARTICLE X.

                                 MISCELLANEOUS.

     Section 10.1.  Non-Survival of Representations, Warranties and
Agreements. None of the representations, warranties, covenants and other agreements in this Agreement or in any instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants and other agreements, shall survive the Effective Time, except for Section 6.2 and those other covenants and agreements contained herein and therein that by their terms apply or are to be performed in whole or in part after the Effective Time and this Article X.

     Section 10.2.  Disclosure Schedules.

     (a) The inclusion of any information in the disclosure schedules accompanying this Agreement will not be deemed an admission or acknowledgment, in and of itself, solely by virtue of the inclusion of such information in such schedules, that such information is required to be listed in such schedules or that such information is material to any party or the conduct of the business of any party.

     (b) Any item set forth in the disclosure schedules with respect to a particular representation, warranty or covenant contained in the Agreement will be deemed to be disclosed with respect to all other applicable representations, warranties and covenants contained in the Agreement to the extent any description of facts regarding the event, item or matter is disclosed in such a way as to make readily apparent from such description or specified in such disclosure that such item is applicable to such other representations, warranties or covenants whether or not such item is so numbered.

     Section 10.3. Successors and Assigns. No party hereto shall assign this Agreement or any rights or obligations hereunder without the prior written consent of the other parties hereto and any such attempted assignment without such prior written consent shall be void and of no force and effect. This Agreement shall inure to the benefit of and shall be binding upon the successors and permitted assigns of the parties hereto.

     Section 10.4. Governing Law; Jurisdiction. This Agreement shall be construed, performed and enforced in accordance with, and governed by, the laws of the State of Delaware. The parties hereto irrevocably elect as the sole judicial forum for the adjudication of any matters arising under or in connection with this Agreement, and consent to the jurisdiction of, the courts of the State of Delaware.

     Section 10.5. Expenses. All fees and expenses incurred in connection with the Merger including, without limitation, all legal, accounting, financial advisory, consulting and all other fees and expenses of third parties incurred by a party in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the transactions contemplated hereby, shall be the obligation of the respective party incurring such fees and expenses, except
(a) Parent and the Company shall each bear and pay one-half of the expenses incurred in connection with the filing, printing and mailing of the Registration Statement and Proxy Statement and (b) as provided in Section 9.2.

     Section 10.6.  Severability; Construction.

     (a) If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

     (b) The parties have participated jointly in the negotiation and drafting of this Agreement. If any ambiguity or question of intent arises, this Agreement will be construed as if drafted jointly by the parties and no presumption or burden of proof will arise favoring or disfavoring any party because of the authorship of any provision of this Agreement.

     Section 10.7. Notices. All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given (i) on the date of service if served personally on the party to whom notice is to be given; (ii) on the day after delivery to Federal Express or similar overnight courier or the Express Mail service maintained by the United States Postal Service; or (iii) on the fifth day after mailing, if mailed to the party to whom notice is to be given, by first class mail, registered or certified, postage prepaid and properly addressed, to the party as follows:

                  If to the Company:

                                            Broadwing Corporation
                                            1122 Capital of Texas Highway
                                            Austin, Texas 78746
                                            Attn:  Kim Larsen

                  Copy to (such copy not to constitute notice):

                                            Greenberg Traurig, LLP
                                            1750 Tysons Boulevard, Suite 1200

                                            McLean, VA 22102
                                            Attn:  Scott Meza

                  If to Parent or Merger Sub:

                                            Level 3 Communications, Inc.
                                            1025 Eldorado Blvd.
                                            Broomfield, CO 80021
                                            Attn: General Counsel

                  Copy to (such copy not to constitute notice):

                                            Willkie Farr & Gallagher LLP
                                            787 Seventh Avenue
                                            New York, NY  10019
                                            Attn:  David K. Boston


     Any party may change its address for the purpose of this Section by giving the other party written notice of its new address in the manner set forth above.

     Section 10.8. Entire Agreement. This Agreement and the Confidentiality Agreement contain the entire understanding among the parties hereto with respect to the transactions contemplated hereby and supersede and replace all prior and contemporaneous agreements and understandings, oral or written, with regard to such transactions. All Exhibits and Schedules hereto and any documents and instruments delivered pursuant to any provision hereof are expressly made a part of this Agreement as fully as though completely set forth herein.

     Section 10.9. Parties in Interest. Except for (i) the rights of the Company stockholders to receive the Merger Consideration following the Effective Time in accordance with the terms of this Agreement (of which the stockholders are the intended beneficiaries following the Effective Time) and (ii) the rights to continued indemnification and insurance pursuant to Section 6.2 hereof (of which the Persons entitled to indemnification or insurance, as the case may be, are the intended beneficiaries following the Effective Time), nothing in this Agreement is intended to confer any rights or remedies under or by reason of this Agreement on any Persons other than the parties hereto and their respective successors and permitted assigns. Nothing in this Agreement is intended to relieve or discharge the obligations or liability of any third Persons to the Company or Parent. No provision of this Agreement shall give any third parties any right of subrogation or action over or against the Company or Parent.

     Section 10.10. Section and Paragraph Headings. The section and paragraph headings in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

     Section 10.11. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which shall constitute the same instrument.

     Section 10.12.  Definitions. As used in this Agreement:

     "2006 Bonus Plan" shall have the meaning set forth in Section 6.1(d).

     "Acquisition Proposal" shall have the meaning set forth in Section 7.5(a).

     "Action" shall have the meaning set forth in Section 3.18.

     "Affiliate" shall mean, with respect to any Person, any other Person that directly, or through one or more intermediaries, controls or is controlled by or is under common control with such Person.

     "Agreement" shall have the meaning set forth in the Preamble hereto.

     "BCSI" shall have the meaning set forth in Section 3.6(c).

     "Board of Directors" shall mean the Board of Directors of any specified Person and any committees thereof.

     "Broadwing Holdings" shall have the meaning set forth in Section 5.5.

     "Business Day" shall mean any day on which banks are not required or authorized to close in the City of New York.

     "Cash Consideration" shall have the meaning set forth in Section 1.9(a).

     "Cash Percentage" shall mean the quotient of (i) the Cash Consideration divided by (ii) the Deemed Value of Merger Consideration.

     "Certificate" shall have the meaning set forth in Section 1.9(b).

     "Certificate of Merger" shall have the meaning set forth in Section 1.4.

     "CIII" shall have the meaning set forth in Section 3.6(c). "CIII Merger" shall have the meaning set forth in Section 5.5.

     "CIII Merger Sub" shall have the meaning set forth in Section 5.5.

     "CIII Purchase" shall have the meaning set forth in Section 5.5.

     "Closing" shall have the meaning set forth in Section 1.3.

     "Closing Date" shall have the meaning set forth in Section 1.3.

     "Code" shall have the meaning set forth in the Recitals hereto.

     "Company" shall have the meaning set forth in the Preamble hereto.

     "Company Common Stock" shall have the meaning set forth in the Recitals hereto.

     "Company Material Adverse Effect" shall mean any event, change, circumstance, effect, development or state of facts that, individually or in the aggregate, (a) is or is reasonably likely to become, materially adverse to the business, assets, properties, condition (financial or otherwise), liabilities or results of operations of the Company and its Subsidiaries, taken as a whole; provided, however, that Company Material Adverse Effect shall not include the effect of any event, change, circumstance, effect, development or state of facts arising out of or attributable to (i) general economic, regulatory or political conditions or (ii) the industry in which the Company and its Subsidiaries operate, except, in the case of the foregoing clauses (i) and (ii), to the extent that such event, change, circumstance, effect, development or state of facts affects the Company and its Subsidiaries in a materially disproportionate manner when compared to the effect of such event, change, circumstance, effect, development or state of facts on other Persons in the industry in which the Company and its Subsidiaries operate, or (b) would prevent or materially impair or materially delay the ability of the Company to perform its obligations under this Agreement or to consummate the transactions contemplated hereby.

     "Company Options" shall have the meaning set forth in Section 1.10(a).

     "Company Organizational Documents" shall mean the Amended and Restated Certificate of Incorporation and the Bylaws of the Company, together with all amendments thereto.

     "Company Preferred Stock" shall mean the preferred stock, par value $.01 per share, of the Company.

     "Company Property" shall have the meaning set forth in Section 3.12(b).

     "Company SEC Reports" shall have the meaning set forth in Section 3.8(a).

     "Company Stock Plans" shall have the meaning set forth in Section 3.6(a).

     "Company Stockholders Meeting" shall have the meaning set forth in Section 3.30.

     "Company Warrants" shall have the meaning set forth in Section 1.10(c).

     "Company Welfare Plans" shall have the meaning set forth in Section 6.1(b).

     "Confidentiality Agreement" shall have the meaning set forth in Section
7.2.

     "Consent Solicitation" shall have the meaning set forth in Section 5.6(a).

     "Continuing Employees" shall have the meaning set forth in Section 6.1(a).

     "Contract" shall have the meaning set forth in Section 3.19(c).

     "Conversion Date" shall mean the 30th day after the date of this Agreement, provided, however, that Parent shall have the right to extend the Conversion Date to up to the 45th day after the date of this Agreement by delivering notice of such extension to the Company on or prior to such 30th day.

     "Conversion Event" shall have the meaning set forth in Section 1.1.

     "Convertible Debentures" shall have the meaning set forth in Section
3.6(a).

     "Credit Facility" shall mean the Credit Agreement, dated as of October 14, 2005, by and among Broadwing Communications, LLC ("Borrower"), each subsidiary of Borrower listed as a guarantor on the signature pages thereto and the Company, as guarantors, the lenders from time to time party thereto, and Jefferies Babson Finance LLC ("JBF"), as collateral agent, PNC Bank, National Association, as administrative agent, JBF, as documentation agent, and JBF and PNC Capital Markets, Inc., as joint syndication agents, joint lead arrangers and joint book managers.

     "Customer Contracts" shall have the meaning set forth in Section 3.19(c).

     "D&O Insurance" shall have the meaning set forth in Section 6.2(c).

     "Deemed Value of Merger Consideration" shall mean the sum of (x) the Cash Consideration and (y) the Deemed Value of Stock Consideration.

     "Deemed Value of Stock Consideration" shall mean the product of (x) the Exchange Ratio and (y) the Parent Common Stock Price.

     "DGCL" shall mean the Delaware General Corporation Law.

     "Dissenting Shares" shall have the meaning set forth in Section 1.9(d).

     "DOJ" shall have the meaning set forth in Section 7.3(b).

     "Effective Time" shall have the meaning set forth in Section 1.4.

     "Employee Benefit Plans" shall have the meaning set forth in Section
3.20(a).

     "Encumbrances" shall mean any claim, lien, pledge, option, right of first refusal or offer, preemptive right, charge, easement, security interest, deed of trust, mortgage, right-of-way, covenant, condition, restriction or encumbrance.

     "Environmental Laws" shall have the meaning set forth in Section 3.25(a).

     "ERISA" shall mean the Employee Retirement Income Security Act of 1974.

     "ERISA Affiliate" shall have the meaning set forth in Section 3.20(a).

     "ESPP" shall have the meaning set forth in Section 1.10(d).

     "Exchange Act" shall have the meaning set forth in Section 3.4.

     "Exchange Agent" shall have the meaning set forth in Section 2.1.

     "Exchange Fund" shall have the meaning set forth in Section 2.1.

     "Exchange Ratio" shall have the meaning set forth in Section 1.9(a).

     "FCC" shall mean the Federal Communications Commission.

     "FTC" shall have the meaning set forth in Section 7.3(b).

     "GAAP" shall mean United States generally accepted accounting principles as in effect from time to time, consistently applied.

     "Goldman, Sachs" shall have the meaning set forth in Section 3.29(b).

     "Governmental Entity" shall mean any federal, state, local or foreign governmental, regulatory or administrative authority, branch, agency or commission or any court, tribunal or judicial body.

     "Hazardous Material" shall have the meaning set forth in Section 3.25(c).

     "HSR Act" shall have the meaning set forth in Section 3.4.

     "Indemnified Person" shall have the meaning set forth in Section 6.2(a).

     "Indenture" shall have the meaning set forth in Section 5.4.

     "Indenture Amendment" shall have the meaning set forth in Section 5.6(a).

     "Intellectual Property" shall mean all of the following, owned or used by the Company and its Subsidiaries: material (i) trademarks and service marks, trade dress, product configurations, trade names and other indications of origin, applications or registrations in any jurisdiction pertaining to the foregoing and all goodwill associated therewith; (ii) inventions (whether or not patentable), discoveries, improvements, ideas, know-how, formula methodology, processes, technology, software (including password unprotected interpretive code or source code, object code, development documentation, programming tools, drawings, specifications and data) and applications and patents in any jurisdiction pertaining to the foregoing, including re-issues, continuations, divisions, continuations-in-part, renewals or extensions; (iii) trade secrets, including confidential information and the right in any jurisdiction to limit the use or disclosure thereof; (iv) copyrighted and copyrightable writings, designs, software, mask works or other works, applications or registrations in any jurisdiction for the foregoing and all moral rights related thereto; (v) database rights; (vi) Internet Web sites, domain names and applications and registrations pertaining thereto and all intellectual property used in connection with or contained in all versions of the Web sites of the Company and its Subsidiaries; (vii) rights under all agreements relating to the foregoing;
(viii) books and records pertaining to the foregoing; and

(ix) claims or causes of action arising out of or related to past, present or future infringement or misappropriation of the foregoing.

     "IRS" shall mean the United States Internal Revenue Service.

     "IRU" shall have the meaning set forth in Section 3.9(b).

     "Knowledge" shall mean, with respect to the Company, the actual knowledge of the executives of the Company listed on Schedule 10.12(a) after reasonable inquiry of the senior employees of the Company and its Subsidiaries who have managerial responsibility for the particular subject matter in question.

     "Leases" shall have the meaning set forth in Section 3.12(b).

     "Leased Real Property" shall have the meaning set forth in Section 3.12(b).

     "Licenses and Permits" shall have the meaning set forth in Section 3.16(a).

     "Lien" shall mean any mortgage, pledge, security interest, encumbrance or title defect, lien (statutory or other) or conditional sale agreement.

     "LLCA" shall mean the Delaware Limited Liability Company Act;

     "Merger" shall have the meaning set forth in the Recitals hereto.

     "Merger Consideration" shall have the meaning set forth in Section 1.9(a).

     "Merger Sub" shall have the meaning set forth in the Preamble hereto.

     "Multiemployer Plan" shall have the meaning set forth in Section 3.20(c).

     "Nasdaq" shall mean The Nasdaq Stock Market, Inc.

     "Other Acquisition Documentation" shall have the meaning set forth in
Section 7.5(d).

     "Other Stock Awards" shall have the meaning set forth in Section 1.10(b).

     "Owned Real Property" shall have the meaning set forth in Section 3.12(a).

     "Parent" shall have the meaning set forth in the Preamble hereto.

     "Parent Common Stock" shall have the meaning set forth in the Recitals hereto.

     "Parent Common Stock Price" means the volume-weighted sales price per share taken to four decimal places of Parent Common Stock on the Nasdaq Global Market for the consecutive period beginning at 9:30 a.m. New York time on the thirteenth trading day immediately preceding the Closing Date and concluding at 4:00 p.m. New York time on the third trading day immediately preceding the Closing Date, as calculated by Bloomberg Financial LP under the function "LVLT Equity AQR".

     "Parent Expenses" shall mean all of Parent's actual and reasonably documented out-of-pocket fees and expenses (including fees and expenses of counsel, accountants, financial advisors or consultants and commitment and funding fees) actually incurred by Parent and its respective affiliates on or prior to the termination of this Agreement in connection with the transactions contemplated by this Agreement, including the financing thereof, which amount shall not be greater than $2,500,000.

     "Parent Material Adverse Effect" shall mean any event, change, circumstance, effect, development or state of facts that, individually or in the aggregate, (a) is or is reasonably likely to become, materially adverse to the business, assets, properties, condition (financial or otherwise), liabilities or results of operations of Parent and its Subsidiaries, taken as a whole; provided, however, that Parent Material Adverse Effect shall not include the effect of any event, change, circumstance, effect, development or state of facts arising out of or attributable to (i) general economic, regulatory or political conditions or (ii) the industry in which Parent and its Subsidiaries operate, except, in the case of the foregoing clauses (i) and (ii), to the extent that such event, change, circumstance, effect, development or state of facts affects Parent and its Subsidiaries in a materially disproportionate manner when compared to the effect of such event, change, circumstance, effect, development or state of facts on other Persons in the industry in which Parent and its Subsidiaries operate, or (b) would prevent or materially impair or materially delay the ability of Parent to perform its obligations under this Agreement or to consummate the transactions contemplated hereby.

     "Parent Organizational Documents" shall mean the Amended and Restated Certificate of Incorporation and the Amended and Restated Bylaws of Parent, together with all amendments thereto.

     "Parent Preferred Stock" shall have the meaning set forth in Section
4.6(a).

     "Parent SEC Reports" shall have the meaning set forth in Section 4.7(a).

     "Parent Stock" shall mean the Parent Common Stock and any other shares of capital stock of Parent that are convertible into or exchangeable for shares of Parent Common Stock.

     "Participant" shall have the meaning set forth in Section 6.1(e).

     "Pension Plans" shall have the meaning set forth in Section 3.20(a).

     "Permitted Liens" shall mean (a) liens for utilities and current Taxes not yet due and payable, (b) mechanics', carriers', workers', repairers', materialmen's, warehousemen's, lessor's, landlord's and other similar liens arising or incurred in the ordinary course of business not yet due and payable,
(c) liens for Taxes, assessments, or governmental charges or levies on a Person's properties if the same shall not at the time be delinquent or thereafter can be paid without penalty or are being contested in good faith by appropriate proceedings and for which appropriate reserves have been included on the balance sheet of the applicable Person, (d) easements, restrictive covenants and similar Encumbrances or impediments against any assets or properties of an entity and which individually or in the aggregate do not materially interfere with the business of such entity or the operation of the property as currently conducted to which they apply, (e) minor irregularities and defects of title which individually or in the aggregate do not materially interfere with an entity's business or the operation of the property as currently conducted to which they apply, (f) Liens disclosed on the existing title policies, title commitments and/or surveys which have been previously provided or made available to Parent, none of which materially interfere with the business of the Company or its Subsidiaries or the operation of the property as presently conducted to which they apply, (g) Liens granted in respect of any Debt or securing any obligations with respect thereto and other Liens as set forth on Schedule 10.12(b), (h) Liens arising out of pledges or deposits under worker's compensation laws, unemployment insurance, old age pensions or other social security or retirement benefits or similar legislation,
(i) deposits securing liability to insurance carriers under insurance or self-insurance arrangements, (j) deposits to secure the performance of bids, tenders, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business, (k) Liens arising from protective filings and (l) Liens in favor of a banking institution arising as a matter of applicable law encumbering deposits (including the right of set-off) held by such banking institution incurred in the ordinary course of business and which are within the general parameters customary in the banking industry.

     "Person" shall mean an individual, corporation, limited liability company, partnership, limited liability partnership, association, trust, unincorporated organization, other entity or group (as defined in the Exchange Act).

     "Proceeding" shall have the meaning set forth in Section 6.2(a).

     "Proxy Statement" shall have the meaning set forth in Section 3.30.

     "Registered Intellectual Property" shall have the meaning set forth in
Section 3.14(b).

     "Registration Statement" shall have the meaning set forth in Section 3.30.

     "Regulatory Law" shall have the meaning set forth in Section 7.3(b).

     "Required Company Vote" shall have the meaning set forth in Section 3.32.

     "Requisite Consent shall have the meaning set forth in Section 5.6(b).

     "Sarbanes-Oxley Act" shall have the meaning set forth in Section 3.17(b).

     "SEC" shall mean the United States Securities and Exchange Commission.

     "Securities Act" shall have the meaning set forth in Section 3.4.

     "Sister Subsidiary" shall have the meaning set forth in the Preamble

     "Software" shall have the meaning set forth in Section 3.15(a).

     "Special Bonus Plan" shall have the meaning set forth in Section 6.1(e).

     "Stock Consideration" shall have the meaning set forth in Section 1.9(a).

     "Stock Percentage" shall mean the quotient of (i) the Deemed Value of Stock Consideration divided by (ii) the Deemed Value of Merger Consideration.

     "Subsequent Merger" shall have the meaning set forth in Section 1.2(a).

     "Subsidiary" when used with respect to any party shall mean any corporation, partnership or other organization, whether incorporated or unincorporated, (i) of which such party or any other Subsidiary of such party is a general partner (excluding partnerships, the general partnership interests of which held by such party or any Subsidiary of such party do not have a majority of the voting interests in such partnership) or (ii) at least a majority of the securities or other interests of which having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries.

     "Superior Proposal" shall have the meaning set forth in Section 7.5(b).

     "Surviving Company" shall have the meaning set forth in Section 1.1 (as revised pursuant to Section 1.2(b), if applicable).

     "Tax Return" shall mean any report, return, information return, filing, claim for refund or other information, including any schedules or attachments thereto, and any amendments to any of the foregoing required to be supplied to a taxing authority in connection with Taxes.

     "Taxes" shall mean all federal, state, local or foreign taxes, including, without limitation, income, gross income, gross receipts, production, excise, employment, sales, use, transfer, ad valorem, value added, profits, license, capital stock, franchise, severance, stamp, withholding, Social Security, employment, unemployment, disability, worker's compensation, payroll, utility, windfall profit, custom duties, personal property, real property, taxes required to be collected from customers on the sale of services, registration, alternative or add-on minimum, estimated and other taxes, governmental fees or like charges of any kind whatsoever, including any interest, penalties or additions thereto; and "Tax" shall mean any one of them.

     "Termination Date" shall have the meaning set forth in Section 9.1(b).

     "Termination Fee" shall have the meaning set forth in Section 9.2(b).

     "the other party" shall mean, with respect to the Company, Parent and shall mean, with respect to Parent, the Company.

     "Treasury Regulations" shall have the meaning set forth in the Recitals hereto.

     "TWP" shall have the meaning set forth in Section 3.26.

     "Vendor Contracts" shall have the meaning set forth in Section 3.19(c).

     "Voting Agreement" shall have the meaning set forth in the Recitals hereto.

     "WARN" shall have the meaning set forth in Section 3.24(c).

                  IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

                          LEVEL 3 COMMUNICATIONS, INC.


                             By:__/s/ Robert M. Yates______________
                             Name: Robert M. Yates
                             Title:  Senior Vice President,
                                     Assistant General Counsel and Assistant
                                     Secretary




                             LEVEL 3 SERVICES, LLC


                             By: __/s/ Robert M. Yates______________
                             Name: Robert M. Yates
                             Title:  Senior Vice President,
                                     Assistant General Counsel and Assistant
                                     Secretary




                             LEVEL 3 COLORADO, INC.


                             By: __/s/ Robert M. Yates______________
                             Name: Robert M. Yates
                             Title:  Senior Vice President,
                                     Assistant General Counsel and Assistant
                                     Secretary




                             BROADWING CORPORATION


                             By: __/s/ Kim D. Larsen_______________
                             Name: Kim D. Larsen
                             Title:  General Counsel